As filed with the Securities and Exchange Commission on September 16, 2008             Registration No. 333-152054

                                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                                                                     Washington, D.C. 20549

                                                                                        AMENDMENT NO. 1

                                                                                                       TO

                                                                                                  FORM S-1

                                                                               REGISTRATION STATEMENT

                                                                                                      Under

                                                                                   The Securities Act of 1933

                                                                     ARC INTERNATIONAL CORPORATION

                                                            (Exact name of registrant as specified in its charter)

                                Nevada                                                          3990                                                   20-5244503

                 (State or Jurisdiction of                               Primary SIC Code                                    (IRS Employer

           incorporation or organization)                                                                                           Identification No.)

               333 Turnbull Canyon Road                                                                               Jay Hooper, Chief Executive Officer

           City of Industry,  CA 91745                                                                                          333 Turnbull Canyon Road

                    (626) 626-1051                                                                                                        City of Industry,  CA 91745

                                                                                                                                                                (626) 606-1051

(Address, including zip code, and telephone number, including area code

of Registrant's principal executive offices)                                                     (Name, address, including zip code, and telephone

                                                                                                                                  number, including area code, of agent for service

                                                                                                    Copy to:

                                                                                             Jehu Hand, Esq.

                                                                       Hand & Hand, a professional corporation

                                                                                     24351 Pasto Road Suite B

                                                                                   Dana Point, California 92629

                                                                                               (949) 489-2400

                                                                                      Facsimile (949) 489 0034

               Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this registration statement.

               If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  [X]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]

               Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company:

               Large accelerated filer [     ]                     Accelerated filer [     ]

               Non-accelerated filer [     ]                       Smaller reporting company [  X  ]

                                                                 CALCULATION OF REGISTRATION FEE

                                                                                                          Proposed Maximum  Proposed Maximum

          Title of Each Class of                               Amount to             Offering Price               Aggregate              Amount of

     Securities to be Registered                        Be Registered             Per Share(1)               Offering Price       Registration Fee

Common Stock offered by

  Selling Shareholders...............................           759,125                         $  4.00                  $        3,036,500          $       119.34

Common Stock offered by

  Company...................................................        2,000,000                             4.00                           8,000,000                 314.40

Underwriter’s Warrants............................           200,000                               ..01                                  2,000                       ..08

Common Stock underlying Underwriter’s

  Warrants...................................................           200,000                             4.80                              960,000                   37.72

Total............................................................        2,959,125   shares                                       $      11,998,500          $     471.54   (2)

                                                                      200,000 warrants

(1)       Estimated solely for purposes of calculating the registration fee.  The proposed maximum offering price per share is based upon the expected public offering price of $4.00 per share pursuant to Rule 457(a).  The common stock is not traded on any market and the Registrant makes no representation hereby as to the price at which its common stock shall trade.

(2)       Includes up to 200,000 shares issuable to the Underwriter pursuant to Underwriter’s Warrants.

(3)       Also registered hereunder are an indeterminate number of shares of Common Stock that may become issuable pursuant to antidilution adjustments.

            (2)    Filing fee of $295.44 paid with initial filing; $176.10 paid with Amendment No.1.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

PROSPECTUS

ARC INTERNATIONAL CORPORATION

2,000,000 Shares of Common Stock Offered by ARC

759,125 Shares of Common Stock Offered by Selling Shareholders

          ARC International Corporation, a Nevada corporation (“ARC”) is offering 2,000,000 shares of common stock and the selling stockholders are offering 759,125 shares.  ARC will not receive any proceeds from the sale of shares by the selling stockholders. Certain of the selling stockholders which were affiliates of ARC may be deemed to be underwriters.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed on the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. Purchase of these securities involves risks.  See "Risk Factors" on page 5.

OFFERING BY ARC INTERNATIONAL CORPORATION

Initial Offering Price                                                    Sales Commissions                                                            Total Proceeds

                                                                                                                                                                                          to Company

Per share                $4.00                                                         $.40(1)                                                  $              3.60

Total                       $8,000,000(2)                                       $ 800,000(1)                                              $              7,200,000

(1)         Does not reflect costs of the offering, estimated at $290,000, including additional compensation to be received by the Underwriter in the form of (i) a non accountable expense allowance of $240,000 ($.12 per Share; and (ii) a five year option to purchase up to 200,000 Shares at a price per Share  equal to 120% of the per Share public offering price, exercisable over a period of four years commencing one year from the date of this Prospectus (the "Underwriter’s Warrant”).  In the event Shares are sold by the officers and directors of ARC, no sales commissions will be paid nor Underwriter’s Warrant will be issuable with respect to such Shares.  In addition, ARC has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933.  See "Underwriting

(2)         The Underwriter is offering the Shares on behalf of ARC on a straight “best efforts,” no minimum offering.

OFFERING BY SELLING STOCKHOLDERS

Initial Offering Price(1)                                                Sales Commissions                                    Total to Selling Stockholders

Per share                $4.00                                                             (2)                                                      $4.00

Total                       $3,036,500                                                    (2)                                                      $3,036,500

(1)           The shares will be offered at the Initial Offering Price until such time, if any, that the common stock is trading or listed on a public market, at which time the common stock will be offered at market prices.  The Initial Offering Price of $4.00 was determined by negotiations between ARC and the selling stockholders.

(2)           ARC will not receive any proceeds from the Selling Stockholder Offering, and the Selling Stockholders are not required to reimburse ARC for any proportionate share of the offering expenses. No person has agreed to underwrite or take down any of the securities.  For sales on any trading market, sales commissions will be limited to those paid in similar market transactions. Since the Underwriter does not make a market in any securities, the Underwriter will not receive any sales commissions from the sale of Shares by the Selling Stockholders.   For private sale transactions, no sales commission can be paid.  There is no minimum amount of securities which may be sold in the Selling Stockholder Offering.

              Information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.  [JK LOGO HERE]

The date of this prospectus is September  __, 2008.

                                                                               PROSPECTUS SUMMARY

          The following is intended to be a summary of the most important aspects of our business.

ARC International Corporation

        ARC International Corporation (“ARC” or “ARC”) has been engaged in the business of e-waste recycling and resource recovery since 1996, concentrated primarily in the Northeast, Midwest, Southwest and Western regions of the United States, in addition to Northwest Mexico. ARC is currently expanding its Mexican operations.  In addition, we are seeking strategic acquisitions in, Canada, Vietnam, China, and Taiwan.

          E-waste is a growing environmental problem. The US Environmental Protection Agency says that up to 1.9 million tons of e-waste is generated each year and only about 379,000  tons are recycled; the unrecycled e-waste is sent to landfills. Of the amount that is recycled, a large portion of the waste is shipped to Asia for recycling or landfills.  ARC is providing solutions to meet this problem. Our mission is “Zero Waste, Zero Landfill, and Zero Pollution.” In addition to expanding our processing capability, we are continuously striving to increase the materials that can be economically recovered from e-waste, such as gold, copper, silver, lead, glass, paper and plastics.

          ARC recycles waste from manufacturers, businesses and consumers. California, along with 6 other states, pays a subsidy in connection with e-waste recycling. ARC also refurbishes and resells obsolete electronic inventory and serviceable electronics to the less developed world, including countries such as Cambodia, Thailand, Indonesia, Laos, Myanmar and Philippines.

                    ARC has grown primarily through internal expansion. We have 6 e-waste processing facilities nationwide, including our California headquarters and are opening additional locations in 2008 including our Baja California, Mexico
Norte e waste processing facility. ARC has e-waste operations in California, Illinois, Georgia, Nevada, New Jersey, Texas
and Mexico. We operate primarily in larger metropolitan markets where ARC has access to major transportation infrastructure.
ARC currently owns and operates a total of 4 collection facilities, and 6 recycling facilities.

                    ARC’s growth strategy is centered on e-waste collection and recycling expansion programs, in addition to acquisitions, primarily within larger regional markets, as well as select Mexican and Chinese markets. We pursue a "hub and spoke"
expansion and acquisition strategy, involving acquiring or establishing collection facilities in our target markets that can be serviced by our existing and planned recycling facilities.  ARC targets both profitable and under-performing collection and recycling businesses. We will also consider acquiring collection and recycling businesses in markets where these businesses can complement our growth plans.

                    ARC believes it enhances the productivity of acquired businesses through our expertise in regulatory and permitting matters and through our internal recycling capabilities. We also seek to optimize the performance of acquired businesses and the utilization of collection capacity by securing a captive e-waste stream and other recyclable products for each recycling facility through an integrated network of collection locations; through long-term disposal contracts;
through enhanced marketing initiatives; through the public contract bidding process; and through other programs that reduce dependence on recyclable product volumes from unaffiliated sources. At present, approximately 95% of the recyclable products received by our facilities is derived from ARC's own collection facilities or is received under contracts of more than one year in duration. We seek to improve operating efficiencies and profitability through increased utilization of our collection and recycling facilities, rationalizing operating and administrative costs.

                    ARC’s recycling operations currently recycles approximately 95% of the products which we collect.   We
 have established a mix of residential, commercial, industrial and municipally-contracted service revenues.

                    Another element of ARC’s growth strategy is shown by our recent entry into the Mexican marketplace.
In November, 2007, an affiliate of ARC acquired a 100% interest in an approximately 50 acre site, strategically fronting
Highway 1.  ARC has begun the initial construction of an approximately 50,000 sq. ft. state-of-the-art facility that will include e-waste recycling, battery recycling, a smelting plant and a 60 ton scale facility that will be open to the public.
In addition, we have established a collection center in Tijuana.  We will lease the facility from the affiliate upon its completion, expected later in  2008.

                    ARC believes the Baja California Norte project provides the Company with a strategic entry into the Mexican recycling market and provides a base for expanding our operations in Mexico.  We intend to increase our operations in
Mexico primarily through joint ventures with local entities or by acquiring existing waste collection and/or recycling businesses.

          Our address is 333 Turnbull Canyon Road, City of Industry, California 91745, and our telephone number is (626) 606-1051

Selected Operations Data

          The selected operations data below has been derived from the audited financial statements for the years ended March 31, 2008, 2007 and 2006 and the unaudited three months ended June 30, 2008.

                                                         Three Months Ended

                                                                     June 30,                                                       Years ended March 31,

                                                          2008                                          2008                        2007                    2006

Revenue                                    $    7,239,794                                $34,087,042 $    17,896,460    $    15,310,569

Cost of Goods Sold                       4,098,463                                  20,332,218         6,670,024            9,056,095

General and Administrative

  Expenses                                       2,989,461                                  11,980,963        10,133,325          5,922,742

Operating Income                             242,870                                    1,783,861          1,093,111             331,727

Interest Expense                                128,763                                      507,345              244,046               83,691

Net Income after taxes                      145,722                                      461,636              529,102             182,000

Net Income per share              $               ..02                             $              ...08    $                 ..09    $               ..06

The Offering

          The offering includes shares offered by ARC and shares offered by the selling stockholders, who are offering all of the shares owned by them.  ARC’s offering is being underwritten on a “straight best efforts, no minimum” non-exclusive basis by Jackson, Kohle & Co. (the “Underwriter”). In the event officers of ARC obtain purchasers for the ARC Offering, no sales commissions or Underwriter’s Warrants will be earned by the Underwriter. The Underwriter has not been engaged with respect to the Selling Stockholder Offering.

                Securities Offered:................................................... 2,000,000 shares by ARC

                ..................................................................................... 759,125 shares by selling stockholders.

                Initial Offering Price................................................ $4.00 per share.

                Use of Proceeds....................................................... ARC will use the proceeds of the ARC Offering ($6,910,540 if the maximum offering is sold) for acquisitions in the e-waste industry, purchase of equipment, leasehold improvements and working capital.  ARC has not identified any acquisition.  Any acquisition which is material will be required to be disclosed by post effective amendment to the registration statement of which this prospectus is a part.

                Offering Period:........................................................ Until [12 months from effective date]

                Risk Factors.............................................................. The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment.

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Common Stock Outstanding (1) Before Offering:................ 6,151,042(1) shares

Common Stock Outstanding After Offering:...................... 8,151,042(1) shares

Proposed _______________ Symbol................................ ___

(1)           Based on shares outstanding as of July 31, 2008 and gives effect to a 1-for 2 reverse stock split.  Does not include up to 2,000,000 shares issuable under the 2007 Stock Option Plan, nor the issuance of up to 200,000 shares underlying the Underwriter’s Warrants.  No options have been granted under the 2007 Stock Option Plan.

                                                                                                            4

Risk Factors

                Before you buy the securities offered hereby consider the following risk factors and the rest of this prospectus.

                                                                                         RISK FACTORS

                The shares are a speculative investment and risky.  You should especially consider the following risk factors, in addition to the risk factor s that apply to enterprises in the e waste recycling industry.

We have significant capital requirements in connection with our business expansion.

                 The recycling business is capital intensive, requiring significant expenditures for transportation equipment and specialized recycling equipment. As ARC strives to recover more material from e-waste to meet its goal of 100% recovery, it will require significant purchases of this equipment, some of which will need to be custom designed or adapted from existing equipment.  ARC is in need of approximately $2,500,000 in funding to carry out its business plan for the next 12 months for recycling equipment and facilities improvement. The ARC Offering will provide up to $6,910,000, but since the ARC Offering is being conducted on a “straight best efforts” basis, we might need to seek capital from other offerings or from other sources such as debt financing. As a result of the significant operating expenses related to start up operations, operating results will be adversely affected if significant sales do not materialize, whether due to competition or otherwise.  There can be no assurance that ARC will be able to obtain required funding,  nor that it will be able to continue its growth in the future or maintain profitability.  There can be no assurance that ARC will be able to implement its business plan in accordance with its internal forecasts or to a level that meets the expectations of investors. See: Management’s Discussion and Analysis.”

We plan to expand in part through acquisitions, which could be risky and cause delays in our offering.

                We may acquire other companies in the e waste recycling business in those cities where we do not already have a physical presence. An acquisition could enable us to expand more rapidly, but the success of any acquisition will be heavily dependent upon due diligence investigation of the acquired company’s operations and history, including liabilities. ARC’s ability to acquire any business will be subject to the ability of ARC to obtain audited financial statements of  the acquired company, unless such business is not deemed to be material (generally, a business whose sales are equal or exceed 10% of ARC’s revenues for the prior fiscal year would be considered “material.”)  In the event ARC acquires any material business during the offering period it would be required to suspend the offering until such time as this prospectus is amended to update the information in this prospectus, including the required audited financial information of the acquired business. See “Business-Expansion Plan.”

ADDITIONAL INFORMATION

                ARC International Corporation has filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 100 F Street, N.E., Washington, D.C. 20549.  This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission.  For further information with respect to New Millennium Products and the securities offered, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates during regular business hours.  You can call the Commission at (202) 551-8090 for further assistance or information.

                ARC is required to file reports and other information with the Commission.  All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The public may obtain information on the operation of the public reference room in Washington, D.C. by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.  The address of such site is http://www.sec.gov.  In addition, ARC International Corporation intends to make available to its shareholders annual reports, including audited financial statements and such other reports as ARC International Corporation may determine.

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DILUTION

       The difference between the initial public offering price per share of common stock and the pro forma net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering.  Net tangible book value per share is determined by dividing the net tangible book value of ARC (tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

       At June 30, 2008,  the common stock had a net tangible book value of  $3,158,901 or $ 0.51 per share.  After giving effect to the receipt of the net proceeds from the sale of Shares offered hereby at an initial public offering price of $4.00 per share, the pro forma net tangible book value of ARC at June 30, 2008 would have been $10,068,901 or $1.23 per share, representing an immediate increase in net tangible book value of $.72 per share to the present stockholders, and immediate dilution of $2.77 per share to public investors.  The following table illustrates dilution to public investors on a per share basis:

       Public offering price per share..........................................................................................................                             $4.00

               Net tangible book value per share before offering................................................................                            $0.51                    Increase per share attributable to public investors.....................................................................................................                             $0.72    Pro forma net tangible book value per share after offering.........................................................................................................                             $1.23    Dilution per share to public investors..........................................................................................................................................                             $2.77

       The following table sets forth with respect to the present stockholders and public investors, a comparison of the number of shares of Common Stock owned by the present stockholders, the number of shares of Common Stock to be purchased from ARC by the purchasers of the Shares offered hereby and the respective aggregate consideration paid to ARC and the average price per share.

                                                                                       Percent                                                      Percent                   Average

                                                            Shares               of Total                    Total                         of Total                      Price

Stockholders                                Purchased           Shares            Consideration           Consideration            Per Share

Present Stockholders                   6,151,042(1)             75.5%               $1,600,000          (2)                16.7%                           $.26

Public Investors                               2,000,000             24.5%                  8,000,000                    __83.3%                         $4.00

Total                                                   8,151,042           100.0%                $9,600,000                        100.0%                         $1.18

                                                                                      DIVIDEND POLICY

                ARC has not paid any dividends on its common stock.  ARC currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

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MARKET PRICE OF COMMON STOCK

                Our common stock has never traded.  As of July 31, 2008, there were 41 record holders of common stock.

                There are no warrants or options outstanding and no registration rights have been granted.  At the present time 6,151,042 shares are outstanding, including 759,125 shares which have been registered for resale via this prospectus.  These 759,125 shares are not currently eligible for resale under Rule 144 until June 27, 2009.  In addition, ARC has reserved for issuance 2,000,000 shares of common stock to members of the Board of Directors, employees, consultant and others under the 2007 Stock Option Plan, and ARC may issue up to 200,000 shares upon exercise of Underwriter’s Warrants.

USE OF PROCEEDS

                 The net proceeds to the Company from the Offering are estimated to be $6,910,000, after deducting the underwriting discount and estimated Offering expenses.  The Company will use the net proceeds in the following order of priority. First ARC intends to complete the  financing the development and capital expenditures associated with the Baja California Norte e-waste processing facility, estimated to be $2.5 million; then  ARC may also use a portion of the net proceeds, estimated at $500,000, for acquisition of other companies in the e-waste business.  No acquisition has been identified as of the date of this prospectus. Additional amounts obtained from the offering will be used to add plant and equipment for metal refining from the e-waste stream (up to $2.5 million) and the remainder will be used for working capital purposes.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

Results of Operations

Three months ended June 30, 2008 compared to three months ended June 30, 2007

                Revenues in the 2008 period were only slightly higher than in the three months ended June 30, 2007. We reduced operating expenses in the three months ended June 30, 2008 as compared to the 2007 quarter by about 4%. While we had significant increases in rent, supplies, depreciation and equipment rental, and in marketing costs, we reduced our payroll, legal and travel costs as compared to 2007.

Year Ended March 31, 2008 compared to Year Ended March 31, 2007

Revenues increased 90% from 2007 to 2008 and gross profit decreased from 62.7% of revenues in 2007 to 40.3% of net revenues in 2007. The increase in sales was due to opening new locations and increased sales at existing locations. The decrease in gross profit was attributable to the higher percentage of sales under the California Electronic Waste Recycling Program in 2007.  General and administrative expenses increased by 18% from 2007 to 2008. The increase in general and administrative expenses was primarily caused by increased amounts incurred for depreciation , insurance, leasing expenses, legal and professional fees, rental expenses, offset in part by a decrease in labor costs.  ARC believes that general and administrative expenses will increase in the future in line with its continuing business expansion, and with increases in revenues.

                Interest expenses increased from  $244,046 in fiscal 2007 to $507,345 due to increased borrowings to fund expansion. Net income of $461,636 in 2008 was less than the $529,192. Management believes that for fiscal 2009 revenues will continue to increase and we will be able to maintain profitability.

Liquidity and Capital Resources

                As of June 30, 2008 and March 31, 2008, respectively, ARC had working capital of $713,483 and $499,599 and shareholders’ equity of $3,158,901  and $2,942,363. ARC had a revolving credit and line of credit agreement with a bank s for up to $4,800,000 for up to 85% of eligible accounts.  The second line was for Exim-bank guaranteed receivables for 90% of eligible accounts receivable.  ARC had one bank line of for equipment purchases for $1,000,000, all of which was utilized as of March 31, 2007, and another bank line for equipment of $744,000, all of which  was utilized as of March 31, 2007. All of these lines terminated on August 1, 2008. A new agreement a revolving credit line of $5,000,000 is in the negotiation process. The proposed terms of the agreement are for the loaning of up to 85% of domestic accounts receivable assuming dilution is not more than 5%.  An additional revolving credit line of $5,000,000 is also in the negotiation process.  The proposed terms of the agreement are for the loaning of up to 90% of foreign accounts receivable assuming dilution is not more than 5%.  For the fiscal year ended March 31, 2009, ARC estimates it will require obtaining additional lines of credit, or increases in the existing lines, of approximately $9,000,000, in order to fund equipment purchases. In addition, ARC’s Baja California Mexico facility will require capital expenditures of approximately $2,500,000 commencing during fiscal 2008 and continuing until some time in fiscal 2009.  ARC believes it can obtain the required increases in credit facilities or in the alternative obtain capital through the sales of its equity securities. However, ARC has no agreement or arrangement for obtaining such equity infusions and there can be no assurance that the needed cash can be obtained. If such cash is not obtained ARC will not be able to continue to expand its operations.

                Information included in this prospectus includes forward looking statements, which can be identified by the use of forward-looking terminology such as may, expect, anticipate, believe, estimate, or continue, or the negative thereof or other variations thereon or comparable terminology. The statements in "Risk Factors" and other statements and disclaimers in this prospectus constitute cautionary statements identifying important factors, including risks and uncertainties, relating to the forward-looking statements that could cause actual results to differ materially from those reflected in the forward-looking statements.

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                Any or all of our forward looking statements in this annual report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward looking statement can be guaranteed. In addition, we undertake no responsibility to update any forward-looking statement to reflect events or circumstances which occur after the date of this prospectus.

                Material factors which will affect ARC’s operating results in future periods include the following:

                Continuation of California’s Electronic Recycling Waste Program and similar programs in other states

                Constraints in California’s state budget which could be caused by an estimated budget deficit of $14 billion for 2008;

                ARC’s ability to maintain and increase the efficiency of its recycling operations.

                ARC’s success in implementing its expansion program, particularly its proposed processing center in Baja California, Mexico.

                Competition in the e-waste industry from existing competitors or from recycling or waste management companies which may enter the industry.

                ARC’s ability to continue to obtain debt financing for its expansion and to obtain equity financing as well

                Other factors which are mentioned in this Prospectus or which may be mentioned in ARC’s future reports under the Securities Exchange Act of 1934.

                                                                                              BUSINESS

Background

        ARC International Corporation (“ARC,” the “Company” or “us”) was incorporated in Nevada in December 1998 under the name “Northstar Ventures, Inc.”  Northstar Ventures, Inc., a “blank check” or “shell” company,  filed a Registration Statement on Form 10-SB in 2000 and thereby became required to file reports under the Securities Exchange Act of 1934.  On January 4, 2008, Northstar, with 746,625 outstanding shares, acquired all the outstanding shares of ARC International Corp., a California corporation engaged in recycling e-waste (“ARC California”), by the issuance of 6,138,542 new shares of its common stock.  ARC California was incorporated in California in 1996.  Northstar subsequently changed its name to ARC International Corporation, and the sole officer and director of Northstar was replaced by designees of ARC California. As a result of the above transaction, ARC’s corporate structure consists of a Nevada holding company;  a California subsidiary which is the operating company; and a new Mexican subsidiary, ARC de Mexico SA.  For purposes of this Prospectus, references to ARC or the Company are to the consolidated entity unless the context requires otherwise.

General

          ARC International Corporation (“ARC”) has been engaged in the business of e-waste recycling and resource recovery since 1996. We have 11 e-waste processing facilities nationwide including our California headquarters and are opening additional locations in 2008, including a state of the art waste processing facility in Baja California Norte, Mexico currently under construction.

          E-waste is a growing environmental problem. The US Environmental Protection Agency says that up to 1.9 million tons of e-waste is generated each year and only about 379,000 tons are recycled; the unrecycled e-waste is sent to landfills. Of the amount that is recycled, a large portion of the waste is shipped to Asia for recycling or landfills.  ARC is providing solutions to meet this problem. Our mission is “Zero Waste, Zero Landfill, Zero Pollution.” In addition to expanding our processing capability, we are continuously striving to increase the materials that can be economically recovered from e-waste, such as gold, copper, silver, lead, glass, paper and plastics.

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          ARC recycles waste from manufacturers, businesses and consumers. California, along with 6 other states, pays a subsidy in connection with e-waste recycling. ARC also refurbishes and resells obsolete electronic inventory and serviceable electronics to the less developed world.

E-waste

                About 304 million electronic devices, including cell phones, TVs, VCR, computers and monitors were removed from US households in 2005, according to the EPA. Businesses are also significant sources of e-waste.  The components of e-waste include glass, wood, paper, plastics, ferrous and non ferrous metals such as gold, silver, copper, mercury, cadmium, lead, antimony, beryllium, and chromium.  The heavy metals in e-waste are hazardous if leached from landfills. About $6 in material can be recovered from one computer. Improper recycling of e-waste as carried out in the developing world is highly polluting. For example, copper can be recovered from wiring by simply burning off the plastic insulation. Gold can be recovered by burning capacitors. These processed release dioxins and other toxins in the atmosphere. Most of the e-waste materials are not recycled or recovered by backyard methods.  In response to the e-waste recycling problem in the developing world, the Basel Convention has been adopted to ban the export of e-waste to developing countries. The United States of America is not a party to the Basel Convention. China has banned the importation of e-waste, although enforcement of this law is not consistent.

                In response to the e-waste problem, several manufacturers are reducing the use of lead and other heavy metals, and some offer free recycling programs.  Local governments offer e-waste collection programs; however, the majority of e-waste is not recycled.

ARC’s E-waste processing markets

                ARC’s e-waste recycling services three primary markets: original equipment manufacturers, large businesses and residential consumers. Original equipment manufacturers require assistance in the disposal of obsolete or returned inventory. An example of obsolete inventory would be dial up modems. Frequently this inventory is still serviceable and, with the permission of the manufacturer, ARC remarkets the new equipment to Asian markets through its Cambodian remarketing subsidiary. This subsidiary also refurbishes used equipment for resale.

                Business customers are continually upgrading their information technology infrastructure and require the services of a reliable and service oriented e-waste recycler such as ARC. For our business customers, we provide procedures to document the receipt, disassembly, destruction and recycling of e-waste. We also document the erasure of data from storage media. Our documentation procedures provide assurances to business customers that e-waste has been disposed of properly, without the possibility of continuing legal liability on their part.

                Consumer e-waste is provided principally by governmental collection programs.  ARC promotes community e-waste recycling events in its areas of operation.

Recycling process

                The recycling process is rationalized on the basis that sorted e-waste is more valuable than unsorted. The higher the level of sorting, the higher the value.  After sorting and disassembly, we sort components mechanically and by hand, separate the various materials either by hand or by means of various material handling, crushing and sorting machines. We design or adapt commercial recycling equipment for our needs. After separation, material is sold to local and oversea manufactures or recyclers . E-waste recyclers in the United States can generally recycle and resell about 99% (by weight) with the remainder   not being economically recyclable without substantial investment in plant and equipment. The recycler must pay a third party for the appropriate disposal of this residue.

Expansion Program

                During fiscal 2008 we intend to expand into 8 to 10 additional locations in the United States and open overseas facilities in the Pacific Rim as well.  ARC has established an internal training program called “ARC University” to train facility personnel in our new locations in ARC’s methods and recycling philosophy.

                                                                                                             10

                Our Baja California Norte facility is being constructed on the outskirts of Ensenada, Mexico. This location was chosen due to its proximity to the United States and the port of Ensenada. The Baja California Norte processing facility will complete processing for the e waste collected throughout all our North American locations. ARC’s intent is to centralize the major portion of its recycling in this location, and to invest in the specialized equipment to recycle a higher percent of the e-waste. Our goal is 100% recycling. We plan to establish a smelter at this location to recycle glass from CRT monitors, to recover more metals from the e waste and process recyclable plastics, and market the recycled materials internationally. We hope to open this facility in April, 2008

                We may acquire other companies in the e waste recycling business in those cities where we do not already have a physical presence. An acquisition could enable us to expand more rapidly, but the success of any acquisition will be heavily dependent upon due diligence investigation of the acquired company’s operations and history, including liabilities. ARC’s ability to acquire any business will be subject to the ability for ARC to obtain audited financial statements of the acquired company, unless such business is not deemed to be material (generally, a business whose sales are equal or exceed 10% of ARC’s revenues for the prior fiscal year would be considered “material.” In the event ARC acquires any material business during the offering period it would be required to suspend the offering until such time as this prospectus is amended to update the information in this prospectus, including the required audited financial information of the acquired business.

                ARC is seeking ways to use its recycling expertise in other facets of the recycling industry. In particular, we recently acquired a small auto recycler in Santa Ana California and one in Tijuana Baja California. Auto recycling is currently an insignificant percentage of our business. Following the operation of these pilot locations, we will evaluate whether entry into this market will be appropriate.

                ARC also intends to acquire metal recovery equipment in order to increase its profit margins. Currently, ARC sells a portion of the recycled material to other parties which refine metal from the material. ARC intends to invest up to $2.5 million in plant and equipment so that it can bring the metal extraction in house.

E-waste Subsidy; Governmental Regulation

                The California Waste Recycling Act of 2003 established a funding system for the collection and recycling of cathode ray tubes, liquid crystal display monitors, and other video display devices. Under this law, retailers collect a recycling fee at the time of initial sale of covered devices, and remit this fee to California. California pays eligible recyclers a fee for collecting and recycling these devices, and prohibits their export as e-waste unless the handling of the covered devices in the country of destination can be shown to comply with international standards ARC, as an authorized collector and recycler, receives a payment from the State of California for collection and recycling of these covered devices. We have collector and recycling licenses at both our City of Industry location in Los Angeles County and in our Hayward location in Northern California.  Currently, the states of Maryland, Maine, Connecticut, North Carolina, Oregon, Washington and British Columbia Canada, have similar e-waste collection subsidy programs. The California subsidy program provides significant revenue to ARC. The State of California pays $0.39 to $0.48/lb for recycled monitors, Laptop computers and TVs.

                                                                                                               11

.

                ARC is required by each State or local government to maintain permits for the handling, recycling and disposal of e-waste and toxic materials.  Regulations require the payment of licensing fees, compliance with handling and disposal regulations and inspections to verify compliance. ARC maintains a regulatory department to ensure compliance with these regulations. Zoning and other municipal requirements limit where recyclers can operate. Should ARC increase its ability to recover materials, it could be subject to additional environmental or other requirements.

Competition

                We compete with a large number of e-waste recycling firms. For example, in California there are over 500 licensed e-waste collection and recycling facilities. According to information provided by the state of California, we are the second largest recycler by volume in the state. The largest participant in California’s e-waste program is Electronic Recyclers, and the third largest is SIMS Recycling Solutions.  We do not yet enjoy these dominant positions in other states, and the e-waste business is not dominated nationally by any one competitor or group of competitors. We are aware of a large competitor, Amandi, Inc., which claims to have 300 employees at eight locations. Amandi opened California operations in 2007 and is not yet a significant competitor in California.  Our goal is to become the largest e-waste recycler in the United States. In addition, there are numerous companies engaged in recycling and garbage collection in the United States, many of which have more financial resources than us and are better established. Should one of the larger waste disposal companies enter the e-waste market, they would compete with us.

Employees

                We have 120 employees, almost all of which are full time. No employees are represented by labor unions.

                                                                                              12

Properties

ARC leases facilities for its operations in the following locations. We are seeking for additional facilities nationwide in selected cities at this time as well as internationally in the Pacific Rim.

Location                                                                                Square footage

City of Industry-Turnbull Canyon                    130,000

City of Industry-Lemon Avenue                       40,000

Chicago IL                                                           10,000

Atlanta   GA                                                          27,500

Las Vegas NV                                                       13,500

KearneyNJ                                                           12,000

El PasoTexas                                                        32,000

HaywardCA                                                         14,400

ArlingtonTX                                                        87,120

San DiegoCA                                                       10,500

                An additional location near Ensenada, Baja California Norte is under construction on a 50 acre parcel of property. This property is owned by an affiliate of ARC and will be leased to ARC. The Turnbull Canyon property is also leased from an affiliate. See “Certain Transactions.”

Legal Proceedings

                ARC International Corporation is not a party to any material pending legal proceeding.

                                                                                                              13

MANAGEMENT

Directors and Executive Officers

                The members of the Board of Directors of ARC serve until the next annual meeting of stockholders, or until their successors have been elected.  The officers serve at the pleasure of the Board of Directors.  The following are the directors and officers of ARC.

                Jay Hooper, age 51, is Chief Executive Officer and Director of the Registrant. He founded ARC International Corp. in 1996 and has been its Chief Executive Officer and a director since inception. From 1985 to 1996 he was the founder and President of American Research Corp., an early stage supplier of Dell Computer. From 1980 to 1985 he was founder and President of Plus and Plus Corporation, in Taiwan. Plus and Plus was the first company to display Chinese fonts on a PC. From 1978 to 1980 Mr. Hooper was Sales Manager of Pulse Technology, Inc., in Tokyo, Japan. Mr. Hooper has a degree in Electrical Engineering from the Oriental Institute of Technology College in Taiwan, and studied business law at US

                Rebecca Hooper, age 37, is a Director of the Registrant. She has worked part time in the accounting department of ARC International Corp. since its founding in 1996. She was employed as an engineer by Jiangxi801 from 1994 to 1996. Ms. Hooper received a Bachelor in Science from the Jiagxi University of Science and Technology in 1994. She is the spouse of Jay Hooper.

                Frank Lin, age 63, is an independent director of the Registrant.  For more than the past 5 years, he has been Director of Wan Hai Lines Ltd., Managing Director of AirSeaLand and eLogistic Company Limited, and Director of Rapido Logistic Service Ltd.  Prior to that time he held various positions as follows: President, CEO and Director of Allied Ind. & Eng. Corporation (USA); President, CEO and Director of Allied Ind. & Eng. Enterprise Co. Ltd.; President of Apogee Development LLC; Secretary General and CEO of Central Cooperated Corporation; Executive Director of the Board of Directors of A & E Development; Managing Director of AirSeaLand Products Company Limited; Chairman of the Board of Speedy Grand Limited; member of the Advisor Board of Taiwan Shin Sheng Daily News Shipping News Center; CEO of Morinokaze International; CEO of Total Shipping . Mr. Lin was Chairman of the National Taipei University of Technology, Materials and Mineral Resources Engineering Education Foundation; Chairman of the Alumni Association of that university; a member of the Advisory Board of the Taiwan Nihon University Alumni Association; Professor and Vice Dean of the International Study Institute, Honorary Director Vice President and Advisor to the Board of the National Development Initiatives Institute; President of the National Taipei University of Technology Alumni Association of North America; President (1993)  of the Joint Chinese University Alumni Association of Southern California; Visiting Professor & Graduate School Visiting Purser of Aomori Chou Gakuin University; and a member of the Board of Advisors of the Hot Springs Tourism Association of Taiwan and the Chinese Club of San Marino. Mr. Lin graduated from the Taiwan Provincial Taipei Institute of Technology in 1966 (Mining and Metallurgy); the National Cheng Chi University (Public and Management Center) in 1967; the Nihon University College of Industry Management, Department of Management in 1971; and the University of California Anderson School, Top Management EMBA in 1991.

                Kara Yu, age 47, has been Chief Financial Officer of ARC International Corp. since July, 2004. From July 1999 to May 2003 she was Controller of KYE International Corp., and she was Controller/Accounting Manager of CAF Technology Corp. from August 1989 to May 1999. Ms. Yu received a BA from the University of Washington-Seattle.

                                                                                                                14

Audit Committee

            We intend to establish an audit committee upon close of this offering.  We are seeking for another independent director to chair the audit committee.

Executive Compensation

                The following table sets forth the cash and all other compensation of ARC International Corporation's executive officers and directors during each of the last three fiscal years.  The remuneration described in the table does not include the cost to ARC International Corporation of any benefits which may be furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of ARC International Corporation's business, which total less than $10,000 for each individual per year.

       Name and Principal Position                                   Year                                       Salary

        Jay Hooper, President                                             2008                                  $     120,000

                                                                                            2007                                         120,000

                                                                            2006                                           96,000

        Kara Yu, Chief Financial Officer                            2008                                  $       72,000

                                                                                            2007                                           72,000

                                                                                            2006                                           72,000

                ARC has never granted any stock options or other equity awards.  Directors receive no compensation for acting as directors.

                ARC International Corporation, by resolution of its Board of Directors and stockholders, adopted a 2007 Stock Option Plan (the "Plan") in December, 2007.  The Plan enables ARC to offer an incentive based compensation system to employees, officers and directors and to employees of companies who do business with ARC.

                In the discretion of a committee comprised of non-employee directors (the "Committee"), directors, officers, and key employees or employees of companies with which we do business become participants in the Plan upon receiving grants in the form of stock options or restricted stock.  A total of 2,000,000 shares are authorized for issuance under the Plan, of which no shares are issued.  ARC may increase the number of shares authorized for issuance under the Plan or may make other material modifications to the Plan without shareholder approval.  However, no amendment may change the existing rights of any option holder.

                Any shares which are subject to an award but are not used because the terms and conditions of the award are not met, or any shares which are used by participants to pay all or part of the purchase price of any option may again be used for awards under the Plan.  However, shares with respect to which a stock appreciation right has been exercised may not again be made subject to an award.

                Stock options may be granted as non-qualified stock options or incentive stock options, but incentive stock options may not be granted at a price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% shareholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of fair market value of the stock as of the date of grant.  Restricted stock may not be granted under the Plan in connection with incentive stock options.

                Stock options may be exercised during a period of time fixed by the Committee except that no stock option may be exercised more than ten years after the date of grant or three years after death or disability, whichever is later.  In the discretion of the Committee, payment of the purchase price for the shares of stock acquired through the exercise of a stock option may be made in cash, shares of Common Stock or by delivery or recourse promissory notes or a combination of notes, cash and shares of ARC's common stock or a combination thereof.  Incentive stock options may only be issued to directors, officers and employees.

                                                                                                                    15

                                                                           PRINCIPAL SHAREHOLDERS

                        The following table sets forth information relating to the beneficial ownership of Company common stock as of the date of this prospectus by (I) each person known by ARC International Corporation to be the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of ARC International Corporation's directors and executive officers, and (iii) the Percentage After Offering assumes the sale of all shares offered.  Unless otherwise noted below, ARC International Corporation believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.  For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities.  Each beneficial owner's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised. The address of each unless noted is 333 Turnbull Canyon Road, City of Industry, California 91745.

                                                                                                                                   Number of

                                                                                                                                    Common                                       Percent                                                                                                             Shares                  Percentage               After

   Name                      Office                                                                                      Owned(1)             Owned            Offering

Jay Hooper            President and Director                                                      3,882,628(2)                 63.0%               47.6%

Rebecca Hooper   Director                                                                               3,882,628(3)                 63.0%               47.6%

Kara Yu                  Chief Financial Officer                                                              122,771                 2.00%                 1.5%

ARC International Group Inc.(4)                                                                         1,273,747                 20.6%               15.6%

All officers and directors

  as a group (4 persons)                                                                                        4,005,399                 65.0%               49.1%

(1)            Except as otherwise noted, shares are owned beneficially and of record, and such record shareholder has sole voting, investment, and dispositive power.

(2)            Includes 540,192 shares held of record by the Jay Hooper Family Trust, and 184,157 shares owned by Rebecca Hooper, Mr. Hooper’s spouse. The current trustee of the Jay Hooper Family Trust is Jay Hooper. Mr. and Mrs. Hooper disclaim beneficial ownership of the shares held by the other.

(3)            Includes 184,157 shares owned directly by Rebecca Hooper and 3,683,739 shares beneficially owned by her spouse, Jay Hooper.

(4)             ARC International Group, Inc. is owned and controlled by Cheng Wei Zhang.

                                                                                                                       16

                                                                                                 SELLING STOCKHOLDERS

      The shares of common stock of ARC International Corporation offered by the Selling Stockholders will be offered at market prices, as reflected on the National Association of Securities Dealers Electronic Bulletin Board, or on the FINRAAQ Small Cap Market if the Common Stock is then traded on FINRAAQ.  It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. There are no other arrangements or understandings with respect to the distribution of the Common Stock.  Except as noted, the Selling Stockholders do not own any Common Stock except as registered hereby for sale and will own no shares after the completion of the offering.  The relationship, if any, between ARC International Corporation and any Selling Stockholder is set forth below.

                                                                                                       Shares Beneficially                                     Percentage

                                                                                                                 Owned                                               Total Shares

          Name and Address                                                           and Being Offered                                   After Offering

Magellan Capital Corp. (1)                                                                       112,500

83-888 Ave. 51

Coachella, CA 92236

Dempsey K. Mork (1)                                                                                 37,500

83-888 Ave. 51

Coachella, CA 92236

Randall A. Baker (2)                                                                                      8,550

P.O. Box 1025

Morongo Va1ley, CA 92256

Norber L. LeBoeuf (2)                                                                                   6,375

829 E. Francis Drive

Palm Springs, CA 82252

Kathryn M. LeBoeuf                                                                                    4,000

829 E. Francis Drive

Palm Springs, CA 82252

Rose Peskin                                                                                                      500

462 W. Mansfield

Los Angeles, CA 90036

Zachary Peskin                                                                                                 500

462 W. Mansfield

Los Angeles, CA 90036

Sarah Pesking                                                                                                   500

462 W. Mansfield

Los Angeles, CA 90036

Jacob Peskin                                                                                                     500

462 W. Mansfield

Los Angeles, CA 90036

                                                                                                                17

Annette Baine                                                                                                  500

P.O.Box347

Lake Arrowhead, CA 92352

Michael Baine                                                                                                   500

P.O. Box347

Lake Arrowhead, CA 92352

Michelle Baine                                                                                                  500

P.O. Box347

Lake Arrowhead, CA 92352

James Baine                                                                                                      500

P.O.Box347

Lake Arrowhead, CA 92352

Sally Kerns                                                                                                        500

2910 Durand Ave.

Los Angeles, CA 90068

Michael Kerns                                                                                                  500

2910 Durand Ave.

Los Angeles, CA 90068

Doug Allen                                                                                                       100

5 Freemont St. Apt. 5

Provincetown, MA 02657

Melissa Lakner                                                                                                 100

290 Monmouth St.Apt. C

Jersey City, NJ 07302

Marcia Francois                                                                                               100

8650 Grand Ave.

Yucca Valley, CA 92284

Tom Thyne                                                                                                       200

14 Butler Hill Rd.

Somers, NY 10589

Peter Timpano                                                                                                  200

408 W. 34th St. Apt. 6J

New York, NY

Ronald S. Thompson                                                                                       200

3825 Lakeview Drive

Pfafftown, NC 27040

James Collins                                                                                                    200

6687 Morongo Road

29 Palms, CA 92277

                                                                                                                  18

James L. Bryan                                                                                                 100

Van Benthuysenlaan 2273 DX

Voorburg, Netherlands

Irwin J. Kirz                                                                                                    8,550

P.O. Box1025

Morongo Valley, CA 92256

Micah L. Kirz                                                                                                    450

290 Monmouth St.Apt. C

Jersey City, NJ 07302

Barbara Filiatreaux                                                                                           500

P.O. Box 993

La Quinta, CA 92247

Lynn Filiatreaux                                                                                                500

24988 Blue Ravine Rd.108-140

Folsom, CA 95630

Robar China Inc.                                                                                              500

P.O. Box 993

La Quinta, CA 92247

Robert L. Filiatreaux                                                                                         500

256 S. Robertson

Los Angeles, CA 90210

Robert J. Filiatreaux                                                                                    12,250

77545 Calle Chillon

La Quinta, CA 92253

Patricia Mork (1)                                                                                          38,250

55051 Riviera

La Quinta, CA 92253

Magellan Capital Corp.

  Profit Sharing (1)                                                                                     131,688

400 SW 15th St. Ste. 103C

Willmar, MN 56201

Millenium Group, Inc. (3)                                                                         368,312

4519 Admiralty Way #130

MarinaDel Rey, CA 90292

William Wilkinson                                                                                      10,000

PO Box43

JollyHarbour, Antigua, WI

                                                                                                      19

JK Advisers Hedge Fund LLC(4)                                                             10,000

3027 E. Sunset Rd., #106

Las Vegas, NV 89120

GFM Electronics, S. A. de C. V.                                                               2,500

Pedro Ramirez Vazquez 200th -10,

Col. Valle Oriente,

San Pedro Garza Garcia, Nuevo León

 México, C. P. 66269

TOTAL                                                                                                       759,125

* None

(1)           Mr. Mork controls Magellan Capital Corp., and the Magellan Capital Corp Profit Sharing Plan.  He was president, chief financial officer and director of the public company before the acquisition of ARC International Corp (California) in January 2008.  Patricia Mork is his spouse.

(2)           Former officer or director

(3)           Millennium Group, Inc. is controlled by Jonathon Mork, the son of Dempsey Mork.

(4)           JK Advisers Hedge Fund LLC is controlled by Jehu Hand, the Chief Executive Officer of the Underwriter.

                                                                                                                 20

                                                                                PLAN OF DISTRIBUTION

ARC Offering

       ARC has applied for listing of the common stock on ______________. ARC is offering 2,000,000 shares through Jackson, Kohle & Co., a FINRA registered broker dealer (the “Underwriter”) on a “straight best efforts, no minimum” offering. No escrow of offering proceeds will be established. Officers and directors may also offer Shares in the ARC Offering, in which no sales commission will be payable with respect to such Shares.The Underwriter has advised ARC that it proposes to offer the Shares to the public at the offering price set forth on the cover page of this Prospectus and that the Underwriter may allot to certain Dealers who are members in good standing of FINRA of $_________ per Share, of which not in excess of $____________ per Share may be re-allowed to other Dealers who are members of FINRA.  After the initial public offering, the public offering price, commissions and re-allowances may be changed by the Underwriter. The Underwriter may assign all or part of the ARC Offering to its European Union affiliate, Jackson, Kohle SE.

       ARC has agreed to pay to the Underwriter a non-accountable expense allowance of 3% of the gross proceeds of this offering, of which $___ has been paid to date.

       ARC has agreed to sell to the Underwriter, or its designees, for nominal consideration, a five year Underwriter’s Warrant to purchase up to 200,000 Shares at 120% of the initial public offering price per Share.  The Underwriter’s Warrant will be exercisable during the four-year period commencing one year from the date of this Prospectus.  ARC has the right to call the Underwriter’s Warrant on 60 day’s notice if the trading price of the common stock exceeds $9.60 per share for 30 consecutive days, subject to the current effectiveness of a registration statement covering the underlying shares and other conditions. The Underwriter’s Warrant may not be transferred, sold, assigned or hypothecated for one year from the date hereof except to officers of the Underwriter.  For the life of the Underwriter’s Warrant, the holder thereof is given the opportunity to profit from a rise in the market price of the common stock of ARC with a resulting dilution in the interest of other stockholders.  ARC may find it more difficult to raise additional equity capital if it should be needed for the business of ARC while the Underwriter’s Warrant is outstanding; and at any time when the holder of the Underwriter’s Warrant might be expected to exercise it, ARC would probably be able to obtain additional equity capital on terms more favorable than those provided in the Underwriter’s Warrant.  ARC has agreed, at its expense, to register under the Securities Act, on one occasion, and at the expense of the Underwriter on another occasion, the Underwriter’s Warrant, and/or the underlying securities at the request of the holder thereof, during the four year period commencing one year from the date of this Prospectus.  ARC has also agreed to certain "piggy-back" registration rights for the holders of the Underwriter’s Warrant, and securities issuable upon exercise thereof, for a period of six years commencing one year from the date of this Prospectus.  The Underwriter has informed ARC that it does not expect sales of Shares to be made to discretionary accounts.

       Prior to this offering, there has been no public trading market for ARC common stock.  Consequently, the initial public offering price of the Shares has been determined by negotiations between ARC and the Underwriter.  Among the factors considered in determining the offering price and exercise prices were ARC's historical results of operations,  market prices and similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in activities similar to those of ARC and the general condition of the securities markets.

Selling Stockholder Offering

                 ARC anticipates once the shares are trading on the ___________ or any other market the selling stockholders will sell their shares directly into any market created. The prices the selling stockholders will receive will be determined by the market conditions.  Selling stockholders may also sell in private transactions, and may sell directly or through the Underwriter.  ARC International Corporation cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market.  The shares may be sold by the selling stockholders, as the case may be, from time to time, in one or more transactions.  ARC International Corporation does not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares. Selling Stockholders may also sell in private transactions, at privately negotiated prices, but no sales commissions may be paid for effectuating private transactions.

                                                                                                                21

                Commissions and discounts paid in connection with the sale of the shares by the selling stockholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling stockholders will be borne by them. The selling stockholders will, and any broker,-broker dealer or agent that participates with the selling stockholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. ARC understands that it is the position of FINRA that such sales commissions or discounts should not exceed 5% of the gross offering price at which the selling stockholders sell their shares.

                ARC will bear all costs of the offering except for sales commissions related to the sale of shares by the Selling Stockholders Offering.

Regulation M

                Regulation M prohibits certain market activities by persons selling securities in a distribution.  To demonstrate their understanding of those restrictions and others, selling stockholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or interdealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of ARC common stock; and for a period commencing at least 5 business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase ARC  common stock.

                The Underwriter does not make markets in any securities.

                                                                              CERTAIN TRANSACTIONS

                The President of ARC, who is also the majority shareholder, has personally guaranteed ARC’s revolving line of credit in the amount of $4,000,000 and equipment purchasing lines totaling $1,744,000.

                ARC’s Turnbull Canyon facilities were leased from a non-affiliated party in December, 2006 for a lease expiring in December, 2009. The lease agreement provided ARC with an option to purchase the property until October 2007 for $12,309,888. ARC transferred this option to purchase to an entity controlled by the President at no cost. ARC now leases this facility from its President at a price of $0.54 per square foot, triple net, which is $0.67 in total. The lease from the affiliate of the President expires on Dec. 31, 2103. ARC believes that the purchase of the Turnbull facility by its President was in the best interests of ARC as it enables ARC to utilize its cash and borrowing resources on its core business.  The lease rate was based on rates for comparable industrial properties in the area.  The Board of Directors believes the lease rate is at fair market value.

The Baja California property is owned by an affiliate of Mr. Hooper.  The lease rate has not yet been determined.  The lease will commence on build completion, estimated for April, 2008.

                On January 4, 2008, the five shareholders of ARC International Corp., a California corporation, received 5,401,917 shares of ARC common stock in exchange for their shares of the California corporation.  This transaction was reported in a Current Report on Form 8-K dated January 4, 2008.

                                                                          DESCRIPTION OF SECURITIES

Common Stock

                ARC International Corporation's Articles of Incorporation authorizes the issuance of 80,000,000 shares of common stock, $.001 par value per share, of which 6,151,042 shares were outstanding as of July 31, 2008.  Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock have no cumulative voting rights.  Holders of shares

                                                                                                               22

 of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore.  In the event of a liquidation, dissolution or winding up of ARC, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  Holders of common stock have no preemptive rights to purchase ARC's common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

                Meetings of stockholders may be called by the board of directors, the chairman of the board, the president, or by one or more holders entitled to cast in the aggregate not less than 20% of the votes at the meeting.  Holders of a majority of the shares outstanding and entitled to vote at the meeting must be present, in person or by proxy, for a quorum to be present to enable the conduct of business at the meeting.

Preferred Stock

                ARC's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of shares of preferred stock, no par value, of which no shares of Preferred Stock are outstanding.

                ARC's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.  ARC considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise.  If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in ARC's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities.  Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock.  Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock.  The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance.  Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to ARC's common stock or any other series of preferred stock which ARC may issue.  The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

                The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ARC.

                ARC intends to furnish holders of its common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Transfer Agent

                The transfer agent for the common stock is Corporate Stock Transfer, 3200 Cherry Creek Road South D

 Denver, Colorado 80902, and its telephone number is (303) 282-4800. Their website is www.corporatestock.com.

                                                          INTEREST OF NAMED EXPERTS AND COUNSEL

                The legality of the Shares offered hereby will be passed upon for ARC by Joel E. Hand, Esq., San Diego, California.

                                                                                                       23

                                                                                               EXPERTS

                The audited financial statements of ARC International Corporation included in this Prospectus as of March 31, 2008 and 2007 have been audited by the Black Wing Group LLC, independent certified public accountant, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                                     INDEMNIFICATION

                ARC International Corporation has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Nevada General Business Law.  Under ARC International Corporation's articles of incorporation, and as permitted under the Nevada General Business Law, directors are not liable to ARC International Corporation or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors.  Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to ARC International Corporation or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Nevada law.  Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve ARC International Corporation or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

                At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of ARC International Corporation where indemnification will be required or permitted.  ARC International Corporation is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of ARC International Corporation pursuant to the foregoing provisions, or otherwise, ARC International Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                In the event that a claim for indemnification against such liabilities (other than the payment by ARC International Corporation of expenses incurred or paid by a director, officer or controlling person of ARC International Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ARC International Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                                                                        24

THE BLACKWING GROUP, LLC

18921G E VALLEY VIEW PARKWAY #325

INDEPENDENCE, MO 64055

816-813-0098

Independent PCAOB Auditor’s Report

ARC International Corp

333 Turnball Canyon Road

City of Industry, CA 91745

We have audited the accompanying balance sheets of ARC International Corp as of March 31, 2007 and 2008, and the related statements of income, and changes in members’ equity, and cash flows for the fiscal years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ARC International Corp as of March 31, 2007 and 2008, and the results of its operations and its cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America.

The Blackwing Group, LLC

Issuing Office: Independence, MO

September 9, 2008

                                                                                       25

ARC INTERNATIONAL CORP.

BALANCE SHEETS

MARCH 31, 2008 AND 2007

             ASSETS                                                                                                                          2008                             2007

Current Assets:

        Cash and cash equivalents                                                                                 $                  466,932    $                  241,387

        Accounts receivable – Trade (Net of $40,000 and $20,000)                                            8,170,701                     3,090,460

        Unclaimed processing costs                                                                                                             --                        978,525

        Net investment in lease receivable – current                                                                            8,474                          86,027

        Other receivables                                                                                                                      462,923                          32,213

        Loan to Shareholder                                                                                                                 119,535                                   --

        Prepayments                                                                                                                              311,436                        669,205

                 Total current assets                                                                                                      9,540,001                     5,097,817

Fixed Assets

        Trailer                                                                                                                                            67,843                          90,186

        Automobile and Truck                                                                                                             546,634                        534,700

        Equipment                                                                                                                               4,302,389                     3,071,130

        Furniture and Fixtures                                                                                                                68,514                          64,536

        Software                                                                                                                                       19,789                          19,786

        Leasehold Improvements                                                                                                          41,120                                  --

                                                                                                                                                          5,046,289                     3,780,338

        Accumulated Depreciation                                                                                                (1,481,310)                     (681,690)

                 Total Fixed Assets                                                                                                        3,564,979                     3,098,648

Other assets:

        Net investment in lease receivable – long term                                                                              --                               608

        Restricted cash                                                                                                                           57,350                          67,585

        Security deposits                                                                                                                      216,147                        166,737

        Investment in affiliate                                                                                                              720,000                        261,000

                 Total other assets                                                                                                            993,497                        495,930

                         Total assets                                                                                          $             14,098,477    $               8,692,395

                LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

        Accounts payable                                                                                                $               1,359,182    $                  109,365

        Accrued expenses and other payables                                                                                 499,804                        474,271

        Note payable                                                                                                                          6,412,539                     2,744,504

        Income tax payable                                                                                                                   397,493                        209,920

        Capital lease obligation – current                                                                                           379,384                        126,989

        Loans payable – current                                                                                                                     --                        491,432

                 Total current liabilities                                                                                                  9,048,402                     4,156,481

Long-term liabilities:

        Capital lease obligation – long term                                                                                       731,356                        263,203

        Loans payable – long term                                                                                                   1,315,551                     1,719,338

        Deferred income tax liabilities – long term                                                                              60,805                          72,644

                 Total long-term liabilities                                                                                             2,107,712                     2,055,185

                         Total liabilities                                                                                                     11,156,114                     6,211,666

Stockholders’ equity:

        Capital stock, $1 stated value; 100,000,000 shares authorized;

                 6,138,542 shares issued and outstanding                                                                         6,139                            6,139

                                                                                                                                                          1,593,861                     1,593,861

        Retained earnings                                                                                                                  1,342,363                        880,729

        Additional paid in capital                                                                                                     2,942,363                     2,480,729

                 Total liabilities and stockholders’ equity                                                 $             14,098,477    $               8,692,395

See accompanying notes to financial statements

                                                                                                            26

ARC INTERNATIONAL CORP.

STATEMENTS OF OPERATIONS

FOR THE TWELVE MONTH PERIODS ENDED MARCH 31, 2008 AND 2007

                                                                                                                                                      2008                             2007

Income

        Net Sales                                                                                                                   $             34,087,042    $             17,896,460

Total Income                                                                                                                                   34,087,042                   17,896,460

Cost of good sold                                                                                                                             20,322,218                     6,670,024

Gross margin                                                                                                                                    13,764,824                   11,226,436

General, selling and administrative expenses

        Accounting                                                                                                                                       1,800                            1,800

        Advertising                                                                                                                                     10,711                          29,727

        Auto expenses                                                                                                                               356,111                        346,676

        Bad Debt                                                                                                                                         20,600                          54,365

        Bank Charges                                                                                                                                  53,379                          10,141

        Compensation Loss                                                                                                                         62,000                                   --

        Contributions                                                                                                                                          --                            2,750

        Credit and Collection Fees                                                                                                                 1,819                                   --

        Depreciation                                                                                                                                 972,060                        391,711

        Employee Benefits                                                                                                                        104,147                          42,900

        Employee Training                                                                                                                           6,623                            4,972

        Entertainment                                                                                                                                         --                          20,126

        Glass Disposal Fee                                                                                                                         390,788                                   --

        Insurance                                                                                                                                      368,889                        227,249

        Leasing Expense                                                                                                                           477,212                        188,450

        Legal and Professional Fees                                                                                                           156,416                        114,057

        Marketing                                                                                                                                     135,647                          59,642

        Miscellaneous                                                                                                                                          --                            5,670

        Office Expenses                                                                                                                              99,649                        114,242

        Other Tax and Licensing Fees                                                                                                         65,123                          41,292

        Outside Labor                                                                                                                             1,509,053                     2,175,036

        Payroll Tax Expenses                                                                                                                   355,280                        328,467

        Penalty                                                                                                                                           29,613                            7,086

        Postage                                                                                                                                           36,181                          58,289

        Rent                                                                                                                                          1,691,676                     1,432,900

        Repair and Maintenance                                                                                                                118,767                          89,022

        Research and Development                                                                                                                  121                                   --

        Salaries and Wages                                                                                                                     3,883,010                     3,562,753

        Show Expense                                                                                                                                   7,460                               805

        Telephone and Fax                                                                                                                       157,718                        132,309

        Travel                                                                                                                                           202,474                        128,444

        Utilities                                                                                                                                        210,291                        165,578

        Warehouse Supplies                                                                                                                      496,345                        396,866

Total General and Administrative Expenses                                                                                     11,980,963                   10,133,325

        Net Operating income                                                                                                               1,783,861                     1,093,111

Other income (expenses):

        Gain (loss) on sale of equipment                                                                                                   (35,304)                        (30,046)

        Interest income                                                                                                                                 7,418                          18,522

        Other income                                                                                                                                  82,510                          23,875

        Interest expenses                                                                                                                        (507,345)                      (244,046)

        Other expenses                                                                                                                                        --                       (50,497)

        Realized Loss on Sale of Marketable Securities                                                                            (484,085)                                  --

Total Other Income (Expenses)                                                                                                         (936,806)                      (282,192)

Income before income tax expenses                                                                                                      847,055                        810,919

Provision for income taxes                                                                                                                   385,419                        281,727

Net income (Loss)                                                                                                            $                  461,636    $                  529,192

Earnings per share                                                                                                                                   0.0752                          0.0889

Weighted Average Number of Shares Issued                                                                                        6,138,542                     5,952,583

See accompanying notes to financial statements

                                                                                    27

ARC INTERNATIONAL CORP.

STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTH PERIODS ENDED MARCH 31, 2008 AND 2007

                                                                                                                                                      2008                             2007

Cash flows from operating activities:

    Net Income                                                                                                                 $                  461,636    $                  529,192

    Adjustments to reconcile net income to net cash

        provided by operating activities:

            Depreciation                                                                                                                          972,060                        391,711

                 (Increase) decrease in:

                 Accounts receivable                                                                                                  (5,080,241)                   (1,384,565)

                 Inventory                                                                                                                                     --                        297,345

                 Other receivables                                                                                                        (1,058,655)                        (46,391)

                 Unclaimed processing costs                                                                                           978,525                      (978,525)

                 Prepayments                                                                                                                      357,769                      (625,962)

                 Increase (decrease) in:

                 Accounts payable                                                                                                         1,249,817                      (196,987)

                 Accrued expenses and other payables                                                                           25,533                            4,036

                 Income tax payable                                                                                                           187,573                        101,788

                 Deferred income tax liabilities                                                                                         (11,839)                          55,687

                        Net cash provided (used) by operating activities                                           (1,917,822)                  (1,852,671)

Cash flows from investing activities:

    Restricted cash deposited with trust                                                                                           10,235                        (12,471)

    Purchase of property and equipment                                                                                   (1,623,697)                      (356,443)

    Proceeds from sale of assets                                                                                                       150,000                                  --

    Investment in affiliate                                                                                                                (459,000)                      (261,000)

    (Gain) Loss on Disposition of Equipment                                                                                   35,304                          30,046

    Principal received on net investment in lease receivable                                                         78,161                        112,890                                        Net cash (used) by investing activities                                                                           (1,808,997)                      (486,978)

Cash flows from financing activities:

    Principal borrowed (payments) on capital lease obligation                                                    720,548                      (165,350)

    Principal payments on loans payable                                                                                 (14,903,515)                      (168,605)

    Proceeds from issuance of common stock                                                                                          --                        650,000

    Loans from shareholders                                                                                                                        --                        (52,500)

    Loans borrowed from bank for operations                                                                          18,135,331                     2,144,504

                 Net cash (used) by financing activities                                                                     3,952,364                     2,408,049

                 Net increase (decrease) in cash                                                                                      225,545                          68,400

Cash at beginning of period                                                                                              241,387                        172,987

Cash at end of period                                                                                       $                  466,932    $                  241,387

Supplemental disclosure of cash flow information:

    Cash paid for interest                                                                                               $                  507,345    $                  244,046

    Cash paid for income taxes                                                                                      $                    10,000    $                  129,492

Non-cash investing and financing transactions:

    See Note N for details

See accompanying notes to financial statements

ARC INTERNATIONAL CORP.

STATEMENTS OF STOCKHOLDERS’ EQUITY

ACCUMULATED FOR THE PERIOD FROM DATE OF INCEPTION

ON MARCH 28, 1996

(Expressed in US Dollars)

                                                                                                                                                                                                             Total

                                                         Number of                          Par                            Additional             Retained                Stockholders’

                                                    Common Shares                   Value                        Paid in Capital            Earnings            Equity (Deficit)

 - at March 28, 1996                                 500,000                               0.001                     499,500                                 --                     500,000

Balance, April 1, 2005                             500,000      $                       0.001                     499,500    $                 169,537    $               669,537

Issuance of 350,000 shares

  of common stock at

   $1 stated value                                      350,000                              0.001                     349,500                                 --                      349,850

Net income for Year Ending

       March 31, 2006                                           --                                    --                                --                         182,000                     182,000

Balance, March 31, 2006                   850,000                                                        1,348,500                     351,537                1,201,387

Issuance of 750,000 shares

            of common stock at

              $1 stated value                          750,000                             0.001                         749,250                              --                        750,000

Net income for the period

         From April 1, 2006 to

          March 31, 2007                                      --                                     --                                  --                        529,192                      529,192

Retroactive treatment of

  acquisition                                       10,677,084                              0.001                       (510,028)                                --                                --

Retroactive treatment of one

  for two reverse split                        (6,138,542)                               0.001                         6,139                                 --                               --

Balance, March 31, 2007                6,138,542      $                     0.001    $         1,593,861    $               880,729    $         2,480,579

One for two reverse stock split

  February 2008                                                  --                                     --                               --                                 --                               --

Net Income for the period from

  April 2007 to March 31, 2008                         --                                    --                               --                       461,636                     461,636

Balance, March 31, 2008                6,138,542      $                     1.000    $         1,593,861    $           1,342,363    $         2,942,213

See accompanying notes to financial statements

                                                                                                                  29

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The condensed financial statements of ARC International Corporation included herein, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  Although certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted, ARC International Corporation believes that the disclosures are adequate to make the information presented not misleading.

A summary of significant accounting policies of ARC International Corporation is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the accompanying financial statements.

The condensed financial statements included herein reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation.

Organization, Nature of Business and Trade Name (also see Note Q)

Northstar Ventures, Inc. (NVI) was organized under the laws of the State of Nevada on December 3, 1998 under the name of Northstar Ventures, Inc. The Company was incorporated primarily to evaluate, negotiate, structure and complete a merger, or acquisition of, prospects consisting of private companies, partnerships, or sole proprietorships. NVI seeks to acquire a controlling interest in such entities in contemplation of later completing an acquisition. NVI is not limited to any operation or geographic area in seeking out opportunities.

NVI intends to continue to seek the acquisition of assets, property or business that may benefit the NVI and its stockholders. Management anticipates that any such acquisition would require it to issue shares of its common stock as the sole consideration for the acquisition. The NVI does not intend to restrict its search to any particular business or industry, and the area in which it will seek out acquisition, reorganizations or mergers will be restriction free.

The NVI's articles initially authorized 20,000,000 shares of Preferred Stock and 80,000,000 shares of Common Stock, both at a par value of $0.001 per share.

ARC International Corp. (the Company) is in the business of providing material recycling services. During the past fiscal year, the Company has evolved from a provider in traditional, reverse, E-commerce, and environmental logistic to an E-waste and metal recycler. The Company was incorporated in the state of California on March 28, 1996, and began operations on the same date. The Company currently operates in California, Texas, Georgia, New Jersey, Chicago and Nevada.

The Company grants credit to customers in E-waste industry throughout the nation. Consequently, the Company’s ability to sell and collect the amounts due from customers is affected by economic fluctuations in those industries.

The Company’s articles initially authorized 100,000,000 shares of common stock with a stated value of $1.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Organization, Nature of Business and Trade Name (continued)

On January 4, 2008, Northstar Ventures, Inc., a Nevada corporation made an acquisition of ARC International Corp., a California corporation by exchanging Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of common stock (100%) of ARC International Corp. for Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of common stock of Northstar Ventures, Inc. Immediately prior to implementation of this agreement Northstar Ventures, Inc. had One Million Four Hundred Seventy Three Thousand Two Hundred and Fifty share outstanding. After implementation of the agreement Northstar Ventures, Inc. has Twelve Million Two Hundred Seventy Seven Thousand Eight Four shares of Common Stock.

The financials include the accounts of Northstar Ventures, Inc. and ARC International Corp. up until January 4, 2008 each of these companies were separate and distinct. On January 4, 2008, Northstar Ventures, Inc. acquired ARC International Corp. as a wholly owned subsidiary. ARC International Corp.’s primary business is E-waste and metal recycling. Upon execution of this agreement Northstar Ventures, Inc. changed its name to ARC International Corp.

Prior to January 4, 2008, ARC International Corp. had been a privately owned and operated business with well-established facilities in California, Texas, Georgia, and Nevada.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Activity reflected in these consolidated financial statements is from the activity in acquired company ARC International Corp.

Revenue Recognition

The Company generally recognizes revenue upon the delivery of service and products, except E-waste revenue claimed under the California Electronic Waste Recycling Act of 2003 (California SB 20). Under the California SB 20 revenue is recognized when the claim is submitted to the California Integrated Waste Management Board (CIWMB).

Advertising

Expenses related to specific jobs are allocated and classified as costs of goods sold. Expenses not related to specific jobs are recorded as general and administrative expenses. Advertising expense for the years ended March 31, 2008 and 2007 totaled $10,711 and $29,727, respectively.

                                                                                        31

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers unrestricted currency, demand deposits, certificate of deposits, money market accounts and highly liquid investments with maturities of three months or less to be cash equivalents. The Company maintains at various financial institutions cash and cash equivalents, which may exceed federally insured amounts at times. The Company places its cash balances with high quality financial institutions, and management believes credit risk is limited.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

                                                                                                Estimated

                                                                                               Useful Lives

                                                Office Equipment                      5-10 years

                                                Office Furniture                        5-7   years

                                                Shop Tools                                5-7   years

                                                Vehicles                                   5-10 years

For federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system. For audit purposes, depreciation is computed under the straight-line method.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  A change in managements’ estimates or assumptions could have a material impact on ARC International Corporation’s financial condition and results of operations during the period in which such changes occurred. Actual results could differ from those estimates. Estimates also affect the reported amounts of revenues and expenses during the reporting period. In management’s opinion, methodologies used to determine estimates are adequate and consistent with those of prior years. ARC International Corporation’s financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts to properly reflect the realizable value of trade accounts receivable. Management based upon past experience of uncollectible accounts estimates the balance in the allowance account. Accounts receivable reflects an allowance for uncollectible accounts for March 31, 2008 and 2007 of $40,000 and $20,000.

                                                                                      32

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Inventories consisting primarily of LCD monitors, wireless communication media center, laser printer, and home theater monitor stands are stated at lower of cost or market on a first-in, first-out basis. Cost is determined by using the moving average method. We have no policy for a reserve for excess and obsolete inventory based on forecasted demand. As of March 31, 2008 and 2007 the Company had no inventory on hand.

Investment in Securities

Management invested in two strategic overseas joint ventures for the purpose of expanding its core business in other countries. The accounting method used to record these transactions is based upon the equity method, which sometimes also referred to one-line consolidation. This method permits an entity (investor) owning a percentage of the common stock of another entity (investee) to incorporate its pro rata share of the investee’s operating results into its earnings.

Management determines the appropriate classification of securities at the time of purchase. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value.

Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to shareholders’ equity net of deferred taxes, whereas realized gains and losses flow through the Company’s yearly operations.

Impairment of Long-Lived Assets

The Company regularly reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If the sum of the expected future cash flows, undiscounted and without interest charges, were less than the carrying amount of the asset, the Company would recognize an impairment loss based on the estimated fair value of its assets. As of March 31, 2008 and 2007, the Company recorded no impairment loss on long-lived assets.

Income Taxes

Deferred income taxes are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. As of March 31, 2008, the claims submitted to the CIWMB represented approximately 29% of the trade accounts receivable before allowances. In addition, four customers other than CIWMB represented approximately 35% of the trade accounts receivable before allowances at March 21, 2008. For customers other than CIWMB, the Company generally does not require collateral and its accounts receivable is not secured. The Company performs ongoing credit evaluation of its customers and maintains an allowance of credit losses.

                                                                                     33

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock Authorization

The Company has authorized common stock and has also authorized preferred stock. As of the date of this report no preferred stock has been issued.

Fair Value of Financial Instruments

For the following financial instruments including cash, accounts receivable, inventories, other receivables, prepaid expenses, and accounts payable, notes payable, accrued expense, and deposits, carrying value approximates fair value because of the short maturity of these financial instruments. The carrying value of the long-term debt approximates fair value because of the terms of the instruments are similar to terms available to the Company for similar types of borrowing arrangements.

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainty and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Principles of Consolidation

These consolidated financial statements are presented based on the generally accepted accounting principle of acquisition. An acquisition of a company occurs when one enterprise pays cash, or issues stock or debt for all or part of the voting stock of another enterprise. The acquired enterprise remains intact as a separate legal entity. The parent-subsidiary relationship is accounted for as a purchase, and it is referred to as an acquisition. Consolidated statements present the results of operations and the financial position of a parent company and its subsidiaries essentially as if the group were a single enterprise with one or more branches or divisions.

Recently Issued Accounting Pronouncements
In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3."  This statement changes the requirements for the accounting for and reporting of a change in accounting principle. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, when practicable.

In February 2007, the FASB issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140."  This statement improves financial reporting by eliminating the exemption from applying statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments.  This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2007.

In March 2007, the FASB issued SFAS No. 156 " Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140."  This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable.  SFAS No. 156 states that an entity should adopt this statement as of the beginning of its first fiscal year that begins after September 15, 2007.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements (continued)

In October 2007, the FASB issued SFAS No. 157 (SFAS No. 157). The purpose of SFAS No. 157 is to provide users of financial statements with better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings for the period.

SFAS No. 157 also provides guidance on the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. This changes the definition of fair value to be the price that would be received to sell an asset or paid to transfer a liability, an exit price, as opposed to the price that would be paid to acquire the asset or received to assume the liability, an entry price. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods with those fiscal years (e.g., January 1, 2008, for calendar year-end entities.) We do not expect the adoption of SFAS No. 157 to have a material impact on our financial position, results of operations or cash flows.

In September 2007, the FASB issued SFAS No. 158 (SFAS No. 158), which amends SFAS No. 87, 88, 106 and 132(R). Post application of SFAS 158, an employer should continue to apply the provision in Statements 87, 88, and 106 in measuring plan assets and benefit obligations as of the date of its statement of financial position and in determining the amount of net periodic benefit cost. SFAS 158 requires amounts to be recognized as the funded status of a benefit plan, which is, the difference between plan assets at fair value and the benefit obligation. SFAS 158 further requires recognition of gains/losses and prior service costs or credits not recognized pursuant to SFAS No. 87 or SFAS No. 106. Additionally, the measurement date is to be the date of the employer’s fiscal year-end.

Lastly, SFAS No. 158 requires disclosure in the financial statements effects from delayed recognition of gains/losses, prior service costs or credits, and transition assets or obligations. SFAS No. 158 is effective for years ending after December 15, 2007 for employers with publicly traded equity securities and as of the end of the fiscal year ended after June 15, 2008 for employers without publicly traded equity securities. We do not expect the adoption of SFAS No. 158 to have a material impact on our financial position, results of operations or cash flows.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company's future financial reporting.

NOTE B – UNCLAIMED PROCESSING COSTS

The Company has incurred costs on E-waste processing which were not submitted to CIWMB for reimbursement as of March 31, 2007. All costs were billed in the year ending March 31, 2008. The costs were computed as follows:

Costs incurred on recycling prior to March 31, 2007	$ 1,476,544
Estimated earnings	244,771
Total billable fees at March 31, 2007	1,721,315
Payments claimed as of March 31, 2007	(580,638)
Unclaimed recycling fees	1,140,677
Estimated earnings on unclaimed recycling fees	(162,152)
Unclaimed processing costs	$ 978,525

                                                                                      34

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE C – NET INVESTMENTS IN LEASES

During the year, the Company leased twelve trailers to individual truck drivers. Revenue from qualifying non-cancelable trailer lease contracts is accounted for as sales-type leases. The present value of all payments is recorded as revenue, and the associated interest is recorded over the term of the lease agreement, which ranges from 12 to 24 months. The net investment in finance leases was as follows:

	2008	2007
Finance lease receivable	$ 8,746	$ 91,410
Unearned Interest	(272)	(4,775)
Net investment in leases	$ 8,474	$ 86,635

NOTE D – PREPAYMENTS

Prepayments consist of the following at March 31:

	2008	2007
Prepaid expenses	$ 98,558	$ 83,236
Prepaid equipment deposits	13,453	292,051
Prepaid purchase deposits	199,425	293,918
Total prepayments	$ 311,436	$669,205

NOTE E – PROPERTY AND EQUIPMENT

The carrying values of fixed assets as of March 31, 2008 and 2007, were as follows:

		2008	2007
Trailer	5 yrs	$ 67,843	$ 90,186
Automobile and truck	5 yrs	546,634	534,700
Equipment	5 yrs	4,302,389	3,071,130
Furniture and fixtures	5 – 7 yrs	68,514	64,536
Software	3 yrs	19,786	19,786
Leasehold Improvements	15 – 35 yrs	41,120	0
Total		5,046,289	3,780,338
Less: Accumulated Depreciation		(1,481,310)	(681,690)
		$ 3,564,979	$ 3,098,648

Depreciation for the periods ended March 31, 2008 and 2007 is $972,060 and $391,711.

NOTE F – RESTRICTED CASH

Amounts of $50,000 and $10,000 were deposited into trust accounts to meet the requirements of the California Department of Toxic Substances Control (DTSC) and Georgia Department of Natural, respectively. The regulations of DTSC and Georgia Department of Natural require that an operator of a hazardous waste management facility provide assurance that funds will be available when closure care of the facility is needed. In addition, $3,500 was placed with Southern California Edison Company as a deposit. Interest earnings have been accrued on the accounts as an addition to restricted cash. As of March 31, 2008 and 2007 the Company’s restricted cash account balances were $57,350 and $67,585.

                                                                                      35

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE G – SECURITY DEPOSITS

The Company has made security deposits with the owners of the office/warehouse facilities at various locations. As of March 31, 2008 and 2007, the amounts totaled $216,147 and $166,737.

NOTE H – JOINT VENTURE INVESTMENTS

The Company invested $261,000 in ARC (Cambodia) Corp. in the year 2007. It represents 100% of ARC (Cambodia) Corp.’s common stock at March 31, 2007. The accounts of ARC (Cambodia) Corp. were not consolidated with the Company as the subsidiary was formed in March 2007 with no significant business activity as of March 31, 2007. The Company sold its investment in ARC (Cambodia) Corp. to an affiliate for $720,000 at cost.

In 2007, the Company invested $930,000 in securities of a foreign public corporation that specializes in the field of environmental engineering. On March 28, 2008, the Company sold these securities back to the foreign corporation for $445,915, and a loss of $484,085 was recognized on its financial statements.

NOTE I – BANK CREDIT FACILITIES

Revolving Line of Credit

The Company has a revolving line of credit and letter of credit facilities totaling $4,000,000 with a bank under and loan and security agreement. Any borrowings under the facility would bear interest at bank prime rate minus 0.50% or LIBOR plus 2.00%, and are secured by substantially all Company assets. In addition, the Company’s president and vise president personally guaranteed the line of credit. At March 31, 2008 and 2007, the outstanding balances aggregated $2,968,068 and $2,744,504 with the interest rate of 4.75% and 8.25%. The current facilities expire on August 31, 2008 and 2007, respectively.

The Company also has a revolving credit agreement totaling $3,000,000 with a bank under a loan agreement. The aggregate unpaid revolving credit amount would subject up to 90% of the export-related account receivables. In addition, all of the borrowing under this agreement bear interest at bank’s prime rate minus 0.50% per year or LIBOR plus 2.00% per year, and are secured by the Company’s export-related account receivables. The Company’s president also personally guaranteed the line of credit. At March 31, 2008, the outstanding balance aggregated was $2,988,012 with an applied interest rate of 4.75%. The agreement terminated on August 1, 2008.

All loan agreements are subjected to several financial covenants and ratios. At March 31, 2008, the Company was not in compliance with certain financial covenants and ratio requirements. On May 28, 2008, the bank issued a forbearance of violation against provisions of the loan agreement, which expressed intent not to renew the loan after the current agreement expired on August 1, 2008.  The Bank asked the Company to seek for a new Bank to pay off all the outstanding notes (balances of $2,968,068 and $2,988,012) and has willingly issued a temporary extension for the notes to allow the Company to find a new Bank to take over the above mentioned notes. Subsequently, a new Bank has proposed the following terms:

The Bank will issue a contract for a revolving credit line of $5,000,000 for the Company. The proposed terms of the agreement are for the subjection of up to 85% of domestic accounts receivable assuming dilution is not more than 5%.

                                                                                     36

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE I – BANK CREDIT FACILITIES

Equipment Loan

The Company established a revolving line of credit of $744,000 with a bank for acquisition of equipment for 58 months. Interest is payable monthly at bank prime rate. The credit facilities are secured primarily by equipment and fixtures. As of March 31, 2008 and 2007, the loan balances totaled $738,606 and $659,840. Monthly principal payments of $11,377 with interest payment started on April 30, 2008 and will end on January 31, 2012. The loan bore 8.25% interest rate per annum as of March 31, 2008.

In addition, the Company established a $1,000,000 term loan with a bank for acquisition of equipment for five years. Interest is payable monthly at Published Wall Street Journal prime rate. The borrowings are secured primarily by equipment and fixtures. In addition, the borrowings were personally guaranteed by the Company’s president. As of January 19, 2008, the loan balance totaled $1,000,000. Monthly principal amounts of $16,667 with interest payments started on February 15, 2008 and will end on January 15, 2012. The loan bore 8.25% interest rate per annum as of March 31, 2008.

The Company has additional loan agreements to finance the acquisition of machineries, trucks, and passenger vehicles. The following is a schedule by years of the amount of maturities:

Year ended March 31:
2009	456,459
2010	452,331
2011	428,646
2012	327,916
2013	106,658
Total	$ 1,772,010

NOTE J – CAPITAL LEASES

The Company leases its transportation and office equipment from various financing companies under capital leases. The economic substance of the lease is that the Company is financing the acquisition of the assets through the lease, and accordingly, it is recorded in the Company’s assets and liabilities. The following is a schedule by years of future minimum payments required under the lease together with their present value as of March 31, 2008:

Year ended March 31:
2009	369,566
2010	186,285
2011	152,795
2012	38,199
Total minimum lease payments	746,845
Lease amount representing interest	(41,793)
$1,110,740

NOTE K – INCOME TAXES

The Company (ARC International Corporation) filed organization paperwork with the State of Nevada. At the time of filing ARC International Corporation elected and filed to be a C Corporation.

                                                                                      37

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE K – INCOME TAXES (continued)

The acquired company, ARC International Corp. filed organization paperwork with the State of California. At the time of filing ARC International Corp. elected and filed to be a C Corporation.

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax asset and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. Deferred taxation is provided in full in respect of taxation deferred by timing differences between the treatment of certain items for taxation and accounting purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The components of the provision for income taxes are as follows:

		2008	2007
Current:	Federal	$ 321,737	$ 182,295
	State	75,521	43,745
Deferred:	Federal	(11,159)	31,866
Furniture and fixtures	State	(680)	23,821
Total income tax expenses		$ 385,419	$ 281,727

The components of net deferred taxes are as follows:

Deferred tax assets	2008	2007
Allowance for uncollectible accounts	$ 9,536	$ 4,768
State tax	19,598	8,107
Deferred tax assets	29,134	12,875
Deferred tax liabilities	(89,939)	(85,519)
Net deferred tax liabilities	$ (60,805)	$ (72,644)

NOTE L – ISSUANCE OF NEW SHARES

On September 28, 2006 the Board of Directors approved and issued 750,000 shares of common stock at a state value of $1 per share. At March 31, 2007, the Company had 1,600,000 shares of common stock issued and outstanding.

Per the acquisition agreement an additional Ten Million Six Hundred Seventy-Seven Thousand Eighty-Four shares were issued in exchange for 100% of the outstanding stock of the acquired company. In February 2008 the Company authorized a one for two reverse stock split resulting in the total shares of common stock issued to be reduced to Six Million One Hundred Thirty Eight Thousand Five Hundred Forty-Two.

Basic net loss per common share is based on calculation of the weighted-average number of share of common stock as of March 31, 2007 and 2008 of Five Million Nine Hundred Fifty-Two Thousand shares as of March 31, 2007 and Six Million One Hundred Thirty-Eight Thousand Five Hundred Forty-Two shares as of March 31, 2008.

                                                                                      38

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE M – COMMITMENTS AND CONTINGENCIES

The Company leased office and warehouse facilities in various locations. The minimum rentals under noncancellable operating leases are as follows:

Year ended March 31:
2009	1,587,788
2010	1,344,055
2011	479,040
2012	480,480
2013	308,240
2014	277,000
2015	96,000
$ 4,572,603

The Company also leased various transportation facilities and equipment under noncancellable operating leases. The following is a schedule by years of the future minimum rental under the leases:

Year ended March 31	Automobile & Truck

Equipment

Total

2009	$ 37,014	151,447	188,461
2010	$ 23,597	151,447	175,044
2011	14,664	103,460	118,124
2012	8,077	10,717	18,794
2013	2,019	- -	106,659
Total	$ 85,371	417,071	502,442

NOTE N – SUPPLEMENTAL DISCLOSURES – NONCASH INVESTING AND FINANCING TRANSACTIONS

2007

Capital lease obligation incurred
for acquisition of equipment	$ -
Loans payable incurred
for acquisition of equipment	1,947,719
Subordinated loans from shareholders
converted to common stock	100,000

NOTE O – LEGAL PROCEEDINGS

On October 8, 2007, the Company entered into a settlement agreement with an insurance company to resolve a lawsuit brought forth by the insurance company in 2007. The settlement agreement requires the Company to pay $9,500 in four installments, with the first payment due on October 15, 2007. As of March 31, 2008, the Company had paid off the total amount due to the plaintiff.

In addition, on October 15, 2007, the Company entered into a settlement with a client to resolve a lawsuit regarding a lost shipment. Under the agreement, the Company was to pay the client $50,000 in ten installments, with the first payment due on October 16, 2007. As of March 31, 2008, the Company has paid off the total amount due to the plaintiff.

                                                                                 39

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE P – PURCHASE OPTION

The Company had a purchase option for its City of Industry, California warehouse facility for $12,309,888. The purchase option expired on October 19, 2007.

ARC International, Corp, did not exercise this option. It was exercised by Environ Con, LLC the majority members in Environ Con, LLC are also shareholders in ARC International, Inc.

As of January 1, 2008, a rental agreement has been executed between Environ Con, LLC and ARC International, Corp. for the facility. The terms of the agreement are for ARC International, Corp. to make a security deposit of $107,712 and also pay $22,774 in other fees with the first rental payment of $53,856. These terms are equivalent to the terms for other similar facilities in the surrounding areas.

NOTE Q – ACQUISITION

An acquisition of a company occurs when one enterprise pays cash, or issues stock or debt for all or part of the voting stock of another enterprise. The acquired enterprise remains intact as a separate legal entity. The parent-subsidiary relationship is accounted for as a purchase, and it is referred to as an acquisition.

ARC International Corp. prior to the acquisition had Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of common stock issued and outstanding. Per the acquisition agreement these shares were exchanged for an equal number of shares in Northstar Ventures, Inc. Northstar Ventures, Inc. prior to the acquisition had originally issued and outstanding One Million Four Hundred Seventy Three Thousand Two Hundred and Fifty (1,473,250) shares of common stock. After the implementation of the agreement Northstar Ventures, Inc. had outstanding Twelve Million Two Hundred Seventy Seven Thousand Eighty Four (12,277,084) shares of common stock. In an acquisition the stock disclosures are presented by retroactively stating the equity accounts as of the earliest period presented to give effect to the new capital structure subsequent to the acquisition.

Therefore, the equity section of the financial statements presented reports the total number of shares issued as of March 31, 2008 as Twelve Million Two Hundred Seventy Seven Thousand Eighty Four (12,277,084) shares of common stock.

The merger agreement stipulated that the shareholders of ARC International Corp. would exchange Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares, representing One Hundred Percent (100%) of the issued and outstanding shares of ARC International Corp. common stock, including its processes and assets; for Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of stock of Northstar Ventures, Inc. Upon the finalization of this transaction per the agreement, ARC International Corp. became a wholly owned subsidiary of Northstar Ventures, Inc. and Northstar Ventures, Inc. changed its name to ARC International Corporation.

Per the acquisition agreement, on January 4, 2008, ARC International Corp. transferred Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of the stock representing One Hundred Percent (100%) of the authorized and outstanding shares of ARC International Corp. Northstar Ventures, Inc. issued Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of common stock representing Eighty Eight Percent (88%) of the authorized issued and outstanding shares of Northstar

                                                                                     40

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

NOTE Q – ACQUISITION (continued)

Ventures, Inc. in exchange for the Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of common stock of ARC International Corp.

As part of the acquisition ARC International Corp. exchanged assets valued at approximately $2,480,729 for Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of Northstar Ventures, Inc. at a value of .2296 per share. At the time of the acquisition, Northstar Ventures, Inc., had no assets; therefore the One Million Four Hundred Seventy Three Thousand Two Hundred and Fifty (1,473,250) shares of Northstar Ventures, Inc. still issued and outstanding had no value at the time of the trade. The resulting increase in shares caused a decrease in the value of the newly issued Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares to .2021 cents per share. This resulted in a dilution of .0275 cents per share equal to a .1198 percent dilution.

NOTE R – LIQUIDITY AND BANK CREDIT FACILITIES

As mentioned in Note I, if the current bank had not allowed the Company time to seek financing with a new bank in order to pay off the loan agreements that expired on August 1, 2008, the Company would have been forced to attempt early collection of the domestic and foreign accounts receivables. In the event the Company is unable to obtain the financing to satisfy the outstanding notes, the Company does plan on using the accounts receivable collections to pay off the notes. This action, if taken, will create tremendous cash flow and liquidity problems for the Company in supporting its continuing operations.

The Company has also initiated communications with various financials institutions to evaluate other potential sources of funding. However, there can be no assurance that the Company will be successful in obtaining additional financing without the successful completion of the current negotiations regarding the expired loan. The financial statements do not include any adjustments that might be necessary if the Company is unable to obtain the financing it is seeking.

                                                                                       41

ARC INTERNATIONAL CORP.

BALANCE SHEET

JUNE 30, 2008

ASSETS

Current assets

        Trade accounts receivable, net                                                                                                                $               9,857,603

        Net investment in lease receivable - current                                                                                                                  8,474

        Other receivables                                                                                                                                                           447,773

        Prepaid expenses                                                                                                                                                            156,536

                 Total current assets                                                                                                                                          10,470,386

Property and equipment, net                                                                                                                                             3,520,158

Other assets:

        Restricted cash                                                                                                                                                                 53,589

        Security deposits                                                                                                                                                           216,696

        Receivable from affiliate                                                                                                                                                720,000

                 Total other assets                                                                                                                                                  990,285

                 Total assets                                                                                                                                        $             14,980,829

Liabilities and STOCKHOLDERS’ Equity

Current liabilities:

        Accounts Payable                                                                                                                                      $               1,787,747

        Note payable – current                                                                                                                                               5,956,080

        Cash overdraft                                                                                                                                                                434,175

        Accrued expenses and other payables                                                                                                                       265,485

        Income tax payable                                                                                                                                                        393,241

                                                                                                                                                                                                   368,224

        Customer deposits                                                                                                                                                         109,712

        Loans payable – current                                                                                                                                               442,238

                 Total current liabilities                                                                                                                                       9,756,903

Long-Term Liabilities:

        Notes payable – long-term                                                                                                                                        1,205,071

        Deferred income tax liabilities – long term                                                                                                                    60,805

        Loan from officer                                                                                                                                                            111,588

        Capital lease obligation – long-term                                                                                                                            687,561

                 Total long-term liabilities                                                                                                                                   2,065,025

                 Total liabilities                                                                                                                                                   11,821,928

Commitments and contingencies

Stockholder’s Equity:

        Common stock, $1 stated value; 100,000,000 shares authorized;

          6,138,542 shares issued and outstanding                                                                                                                     6,139

        Additional paid-in capital                                                                                                                                          1,593,861

        Retained earnings                                                                                                                                                       1,558,901

                 Total stockholder’s equity                                                                                                                                3,158,901

                 Total liabilities and stockholders’ equity                                                                                       $             14,980,829

See accompanying notes to financial statements

                                                                                                                42

ARC INTERNATIONAL CORP.

STATEMENT OF OPERATIONS AND RETAINED EARNINGS

FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007

                                                                                                                                                  2008                                  2007

Net sales                                                                                                                                                      $       7,239,794               $                7,183,570

Cost of goods sold                                                                                                                      4,098,463                        4,048,824

        Gross profit                                                                                                                           3,141,331                        3,134,746

General, selling and administrative expenses                                                                          2,898,401                        3,029,205

        Operating income                                                                                                                   242,870                           105,542

Other income (expenses):

        Interest income                                                                                                                              182                                  732

        Other income (loss)                                                                                                                  26,514                               6,234

Total other income (expense)                                                                                                       (26,332)                               6,972

Income before income tax expenses                                                                                             216,538                           112,514

Provision for income tax expenses                                                                                                         --                                     --

Net income                                                                                                                                       216,538                           112,514

Net income per share                                                                                                                              ..04                                   ..02

Weighted Average Number of Shares Outstanding                                                              6,138,542       $               6,138,542

See accompanying notes to financial statements

                                                                                                                        43

ARC INTERNATIONAL CORP.

STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007

                                                                                                                                                  2008                                  2007

Cash flows from operating activities:

        Net income                                                                                                        $                     216,538       $                  112,514

        Adjustments to reconcile net income to net cash used

          in operating activities:

                 Depreciation and amortization                                                                                     263,300                           201,193

                 Changes in assets and liabilities:

                         (Increase) decrease in trade accounts receivable                                                       --                                     --

                         (Increase) decrease in inventory                                                                                   --                          (20,117)

                         Increase in investment in lease – current                                                                     --                               (609)

                         Increase in loan to shareholder                                                                           119,535                                     --

                         (Increase) decrease in unclaimed processing cost                                                     --                           978,525

                         (Increase) decrease in prepaid expenses                                                            154,900                        (195,486)

                         (Increase) decrease in due from affiliate                                                                       --                          (80,000)

                         (Increase) decrease in security deposits                                                                (549)                          (17,583)

                         (Increase) decrease in other receivables                                                              15,150                          (93,877)

                         Increase (decrease) in accounts receivable                                                 (1,686,902)                        (511,152)

                         Increase (decrease) in accrued expenses and other payables                     (234,319)                        (241,223)

                         (Increase) decrease in restricted cash                                                                    3,761                               (736)

                         (Increase) decrease in receivable from affiliate                                                            --                          (80,000)

                         Increase (decrease) in accounts payable                                                           428,565                           328,115

                         Increase (decrease) in income tax payable                                                          (4,252)                          (18,540)

                         Increase (decrease) in accounts payable                                                          (11,160)                               2,798

                         Increase (decrease) in income tax payable                                                         109,712                             36,910

                         Increase (decrease) in accounts payable                                                           442,238                          (23,799)

                         Net cash provided (used) by operating activities                                         (183,482)                           456,939

Cash flows from investing activities:

        Purchase of property and equipment                                                                               (218,267)                        (355,560)

                 Net cash provided (used) by investing activities                                                  (218,267)                        (355,560)

Cash flow from financing activities:

        Cash overdraft                                                                                                                        434,175                                     --

        Capital lease obligations – long term                                                                                 (43,795)                          (14,480)

        Cash provided by loan from officer                                                                                       11,580                                     --

        Cash provided (used) on note payable                                                                             (456,459                        (159,571)

        Loans payable – long term                                                                                                 (110,693)                        (117,411)

                 Net cash provided (used) by financing activities                                                    (65,184)                        (291,468)

                 Net increase (decrease) in cash                                                                                 (466,932)                        (190,089)

Cash at beginning of period                                                                                                       (466,932)                           241,387

Cash at end of period                                                                                              $                  (165,230)                             51,298

Supplemental disclosure of cash flows information:

        Cash paid for interest                                                                                      $                     128,763       $                  108,954

        Cash paid for income taxes                                                                            $                                         $

See accompanying notes to financial statements

                                                                                                                         44

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008

NOTE A – The Company and Nature of Operations

ARC International Corp. (the Company) is in the business of providing material recycling services.  During the past fiscal year, the Company has evolved from a provider in traditional, reverse, E-commerce, and environmental logistic to an E-waste and metal recycler.  The Company was incorporated in the State of California on March 28, 1996, and began operations on the same date.  The Company currently operates in California, Georgia, Chicago, New Jersey, Nevada and Texas.

The Company grants credits to customers in E-waste and material recycling industry throughout the nation and overseas.  Consequently, the Company’s ability to sell and collect the amounts due from customers is affected by economic fluctuations in those industries.

NOTE B – Summary of Significant Accounting Policy

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Revenue Recognition

The Company generally recognizes revenue upon the delivery of service and products, except E-waste revenue claimed under the California Electronic Waste Recycling Act of 2003 (California SB 20) is recognized when the claim is submitted to the California Integrated Waste Management Board (CIWMB).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates are used for, but not limited to, the accounting for doubtful accounts, depreciation and amortization, taxes and contingencies. Actual results could differ from those estimates.  Estimates also affect the reported amounts of revenues and expenses during the reporting period.  In management’s opinion, methodologies used to determine estimates are adequate and consistent with those of prior years.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts to properly reflect the realizable value of trade accounts receivable.  The balance in the allowance account is estimated by management based upon past experience of uncollectible accounts.  Accounts receivable reflects an allowance for uncollectible accounts for $40,000 at June 30, 2008.

Inventories

Inventories consisting primarily of LCD monitors, wireless communication media center, laser printer, and home theater monitor stands are stated at lower of cost or market on a first-in, first-out basis. Cost is determined by using the moving average method. We have no policy for a reserve for excess and obsolete inventory based on forecasted demand. As of March 31, 2008 and 2007 the Company had no inventory on hand.

                                                                                                                         45

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008

NOTE B – Summary of Significant Accounting Policy - continued

Investment in Securities

Management invested in two strategic overseas joint ventures for the purpose of expanding its core business in other countries. The accounting method used to record these transactions is based upon the equity method, which sometimes also referred to one-line consolidation. This method permits an entity (investor) owning a percentage of the common stock of another entity (investee) to incorporate its pro rata share of the investee’s operating results into its earnings.

Management determines the appropriate classification of securities at the time of purchase. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value.

Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to shareholders’ equity net of deferred taxes, whereas realized gains and losses flow through the Company’s yearly operations.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is provided by the straight-line method over the estimated lives of the assets.

Impairment of Long-Lived Assets

The Company regularly reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicated the carrying amount of the asset may not be recoverable.  If the sum of the expected future cash flows, undiscounted and without interest charges, were less than the carrying amount of the asset, the Company would recognize an impairment loss based on the estimated fair value of its assets.  As of December 31, 2007, no impairment loss on long-lived assets was recorded by the Company.

Income Taxes

Deferred income taxes were recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases.  Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.  A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

                                                                                                                        46

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008

NOTE B – Summary of Significant Accounting Policy - continued

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. As of June 30, 2008, the claims submitted to the CIWMB represented approximately 38% of the trade accounts receivable before allowances.  In addition, 10 customers other than CIWMB represented approximately 52% of the trade accounts receivable before allowances at June 30, 2008.  For customers other than CIWMB, the Company generally does not require collateral and its accounts receivable is not secured.  The Company performs ongoing credit evaluation of its customers and maintains an allowance of credit losses.

The Company has authorized common stock and has not authorized any other Form of Stock including preferred stock.

Fair Value of Financial Instruments

For the following financial instruments including cash, accounts receivable, inventories, other receivables, prepaid expenses, and accounts payable, notes payable, accrued expense, and deposits, carrying value approximate fair value because of the short maturity of these financial instruments. The carrying value of the long-term debt approximates fair value because the terms of the instruments are similar to terms available to the Company for similar types of borrowing arrangements.

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument.  These estimates are subjective in nature and involve uncertainty and matters of significant judgment, and therefore cannot be determined with precision.  Changes in assumptions could significantly affect these estimates.

Principles of Consolidation

These consolidated financial statements are presented based on the generally accepted accounting principle of acquisition. An acquisition of a company occurs when one enterprise pays cash, or issues stock or debt for all or part of the voting stock of another enterprise. The acquired enterprise remains intact as a separate legal entity. The parent-subsidiary relationship is accounted for as a purchase, and it is referred to as an acquisition. Consolidated statements present the results of operations and the financial position of a parent company and its subsidiaries essentially as if the group were a single enterprise with one or more branches or divisions.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3."  This statement changes the requirements for the accounting for and reporting of a change in accounting principle. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, when practicable.

In February 2007, the FASB issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140."  This statement improves financial reporting by eliminating the exemption from applying statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments.  This statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2007.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008

NOTE B – Summary of Significant Accounting Policy - continued

In March 2007, the FASB issued SFAS No. 156 "Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140."  This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable.  SFAS No. 156 states that an entity should adopt this statement as of the beginning of its first fiscal year that begins after September 15, 2007.

Recently Issued Accounting Pronouncements (continued)

In October 2007, the FASB issued SFAS No. 157 (SFAS No. 157). The purpose of SFAS No. 157 is to provide users of financial statements with better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings for the period.

SFAS No. 157 also provides guidance on the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. This changes the definition of fair value to be the price that would be received to sell an asset or paid to transfer a liability, an exit price, as opposed to the price that would be paid to acquire the asset or received to assume the liability, an entry price. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods with those fiscal years (e.g., January 1, 2008, for calendar year-end entities.) We do not expect the adoption of SFAS No. 157 to have a material impact on our financial position, results of operations or cash flows.

In September 2007, the FASB issued SFAS No. 158 (SFAS No. 158), which amends SFAS No. 87, 88, 106 and 132(R). Post application of SFAS 158, an employer should continue to apply the provision in Statements 87, 88, and 106 in measuring plan assets and benefit obligations as of the date of its statement of financial position and in determining the amount of net periodic benefit cost. SFAS 158 requires amounts to be recognized as the funded status of a benefit plan, which is, the difference between plan assets at fair value and the benefit obligation. SFAS 158 further requires recognition of gains/losses and prior service costs or credits not recognized pursuant to SFAS No. 87 or SFAS No. 106. Additionally, the measurement date is to be the date of the employer’s fiscal year-end.

Lastly, SFAS No. 158 requires disclosure in the financial statements effects from delayed recognition of gains/losses, prior service costs or credits, and transition assets or obligations. SFAS No. 158 is effective for years ending after December 15, 2007 for employers with publicly traded equity securities and as of the end of the fiscal year ended after June 15, 2008 for employers without publicly traded equity securities. We do not expect the adoption of SFAS No. 158 to have a material impact on our financial position, results of operations or cash flows.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company's future financial reporting.

                                                                                                                              48

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008

NOTE C – Net Investment in Leases

During the periods presented, the Company leased twelve trailers to individual tuck drivers.  Revenue from qualifying non-cancelable trailer lease contracts is accounted for as sales-type leases.  The present value of all payments is recorded as revenue, and the associated interest is recorded over the term of the lease agreement.

The net investment in finance leases was as follows:                                         2008

                 Finance lease receivable                                                             $                    16,560

                 Unearned interest                                                                                                 (262)

                 Net investment in leases                                                            $                    16,298

NOTE D – Prepaid Expenses

Prepaid expenses consist of the following at June 30:

                 Prepaid expenses                                                                         $                  155,286

                 Prepaid purchase deposits                                                                                1,250

                 Total prepayments                                                                      $                  156,536

NOTE E – Property and Equipment

A summary of property and equipment follows:

                 Auto                                                                                  5 yrs    $                  546,634

                 Equipment                                                                        5 yrs                     4,520,655

                 Furniture and fixtures                                                5 - 7 yrs                          68,514

                 Software                                                                           3 yrs                          19,789

                 Trailers                                                                              5 yrs                          67,843

                 Leasehold Improvement                                      15 – 35 yrs                          41,120

                     Total                                                                                                            5,264,556

                 Less:  accumulated depreciation                                                                1,744,398

                                                                                                                         $               3,520,158

                                                                                                                             49

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008

NOTE F – Restricted Cash

$50,000 was deposited into a trust account to meet the requirements of the California Department of Toxic Substances Control (DTSC).  The regulation of DTSC requires that an operator of a hazardous waste management facility provide assurance that funds will be available when closure care of the facility is needed.have been accrued on the accounts as an addition to restricted cash.  As of June 30, 2008, the Company’s restricted cash account has a balance of $53,589.

NOTE G – SECURITY DEPOSITS

The Company has made security deposits with the owners of the office/warehouse facilities at various locations. As of June 30, 2008, the amounts totaled $216,696.

NOTE H – Bank Credit Facilities

Revolving Line of Credit

The Company had a  revolving line of credit and letter of credit facilities totaling $4,000,000 with a bank under a loan agreement.  Any borrowings under the facility would bear interest at the bank’s prime rate minus 0.50% or LIBOR plus 2.00%, and are secured by the Company’s assets.  In addition, the Company’s line of credit was personally guaranteed by the Company’s president.  At June 30, 2008, the outstanding balance aggregated $2,968,067.41 with the interest rate at 4.5%.  The Agreement terminated on August 1, 2008.

The Company also has a revolving credit agreement totaling $3,000,000 with a bank under a loan agreement.  The aggregate unpaid revolving credit amount would subject to 90% export-related accounts receivables.  In addition, all of the borrowings under the agreement would bear interest at bank’s prime rate minus 0.50% per year or LIBOR plus 2.00% per year, and are secured by substantially all of the Company’s assets.  The line of credit was personally guaranteed by the Company’s president.  At June 30, 2008, the outstanding balance aggregated $2,988,012.48 with a 4.5% interest rate.  The agreement terminated on August 1, 2008.

                                                                                                                           50

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008

NOTE H – Bank Credit Facilities

Revolving Line of Credit - continued

All loan agreements are subjected to several financial covenants and ratios. At March 31, 2008, the Company was not in compliance with certain financial covenants and ratio requirements. On May 28, 2008, the bank issued a forbearance of violation against provisions of the loan agreement, which expressed intent not to renew the loan after the current agreement expired on August 1, 2008.  The Bank asked the Company to seek for a new Bank to pay off all the outstanding notes (balances of $2,968,068 and $2,988,012) and has willingly issued a temporary extension for the notes to allow the Company to find a new Bank to take over the above mentioned notes. Subsequently, a new Bank has proposed the following terms:

The Bank will issue a contract for a revolving credit line of $5,000,000 for the Company. The proposed terms of the agreement are for the subjection of up to 85% of domestic accounts receivable assuming dilution is not more than 5%.

Equipment Loan

The Company established a revolving line of credit of $744,000 with a bank for acquisition of equipment for 58 months. Interest is payable monthly at bank prime rate. The credit facilities are secured primarily by equipment and fixtures. As of March 31, 2008 and 2007, the loan balances totaled $738,606 and $659,840. Monthly principal payments of $11,377 with interest payment started on April 30, 2008 and will end on January 31, 2012. The loan bore 5.75% interest rate per annum as of June 30, 2008.

In addition, the Company established a $1,000,000 term loan with a bank for acquisition of equipment for five years. Interest is payable monthly at Published Wall Street Journal prime rate. The borrowings are secured primarily by equipment and fixtures. In addition, the borrowings were personally guaranteed by the Company’s president. As of January 19, 2008, the loan balance totaled $1,000,000. Monthly principal amounts of $16,667 with interest payments started on February 15, 2008 and will end on January 15, 2012. The loan bore 5.75% interest rate per annum as of June 30, 2008.

The Company has additional loan agreements to finance the acquisition of machineries, trucks, and passenger vehicles. The following is a schedule by years of the amount of maturities:

Year Ended June 30:
2009	$ 453,386
2010	451,447
2011	408,265
2012	276,667
2013	6,667
$ 1,596,431

                                                                                       51

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008

NOTE I – Capital Leases

The Company leases several vehicle and office equipment from various financing companies.  The economic substance of the lease is that the Company is financing the acquisition of the assets through the lease, and accordingly, it is recorded in the Company’s assets and liabilities.

The following is a schedule by years of future minimum payments required under the lease together with their present value as of June 30, 2008:

2009	$ 399,899
2010	338,191
2011	159,709
2012	152,793
Total minimum lease payment	1,050,592
Lease amount representing interest	(33,776)
$ 1,016,815

NOTE J – Income Taxes

The Company (ARC International Corporation) filed organization paperwork with the State of Nevada. At the time of filing ARC International Corporation elected and filed to be a C Corporation.

The acquired company, ARC International Corp. filed organization paperwork with the State of California. At the time of filing ARC International Corp. elected and filed to be a C Corporation.

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax asset and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. Deferred taxation is provided in full in respect of taxation deferred by timing differences between the treatment of certain items for taxation and accounting purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The components of the provision for income taxes are as follows:

		2008	2007
Current:	Federal	$ 321,737	$ 182,295
	State	75,521	43,745
Deferred:	Federal	(11,159)	31,866
Furniture and fixtures	State	(680)	23,821
Total income tax expenses		$ 385,419	$ 281,727

The components of net deferred taxes are as follows:

Deferred tax assets	2008	2007
Allowance for uncollectible accounts	$ 9,536	$ 4,768
State tax	19,598	8,107
Deferred tax assets	29,134	12,875
Deferred tax liabilities	(89,939)	(85,519)
Net deferred tax liabilities	$ (60,805)	$ (72,644)

.

                                                                                                                       52

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008

NOTE K – Commitments and Contingencies

The Company leased office and warehouse facilities in various locations.  The minimum rentals under noncancelable operating leases are as follows:

Year Ended June 30:
2009	$ 1,507,211
2010	1,292,133
2011	682,496
2012	276,080
2013	276,000
2014	280,000
2015	24,000
$ 4,337,920

The Company also leased various transportation facilities and equipment under noncancelable operating leases.  The following is a schedule by years of future minimum rentals under the leases:

Year Ended June 30:
	Auto & Truck	Equipment	Total
2009	$ 35,220	$151,447	$186,667
2010	19,997	147,631	167,628
2011	11,984	85,418	97,402
2012	8,077	3,829	11,906
Total	$ 75,279	$388,325	$463,604

                                                                                           53

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2008

NOTE L – LIQUIDITY AND BANK CREDIT FACILITIES

As mentioned in Note I, if the current bank had not allowed the Company time to seek financing with a new bank in order to pay off the loan agreements that expired on August 1, 2008, the Company would have been forced to attempt early collection of the domestic and foreign accounts receivables. In the event the Company is unable to obtain the financing to satisfy the outstanding notes, the Company does plan on using the accounts receivable collections to pay off the notes. This action, if taken, will create tremendous cash flow and liquidity problems for the Company in supporting its continuing operations.

The Company has also initiated communications with various financials institutions to evaluate other potential sources of funding. However, there can be no assurance that the Company will be successful in obtaining additional financing without the successful completion of the current negotiations regarding the expired loan. The financial statements do not include any adjustments that might be necessary if the Company is unable to obtain the financing it is seeking.

                                                                                                                          54

        No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by ARC International Corporation.  This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                           TABLE OF CONTENTS           Page

ARC INTERNATIONAL CORPORATION

2,759,125 SHARES

PROSPECTUS

September __, 2008

Until ______________,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                                                                                                              55

ARC INTERNATIONAL CORPORATION

PART II

Item 13. Other Expenses of Issuance and Distribution. (all to be paid by ARC International Corporation)

                          Filing fee under the Securities Act of 1933                            $                   368.36

                          Printing and engraving (1)                                                          $              10,000.00

                          Non-accountable expense allowance                                      $        240,000.00

                          Legal Fees                                                                                   $                   500.00

                          Auditing Fees (1)                                                                         $              35,000.00

                          FINRA Filing Fees                                                                     $                   500.00

                          Miscellaneous (1)                                                                        $                3,631.60

                          TOTAL                                                                                        $                 290,000

(1)           Estimates

Item 14.       Indemnification of Directors and Officers.

                     ARC International Corporation has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Nevada General Corporation Law.  Under ARC International Corporation's articles of incorporation, and as permitted under the Nevada General Corporation Law, directors are not liable to ARC International Corporation or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors.  Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to ARC International Corporation or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Nevada law.  Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve ARC International Corporation or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

                     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of ARC International Corporation where indemnification will be required or permitted.  ARC International Corporation is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Item 15.  Recent Sales of Unregistered Securities.

                ARC issued 5,401,917 newly issued shares on January 4, 2008 to 6 persons, comprising all of the shareholders of ARC International Corp.,   a California corporation.  No underwriter was involved. The transaction is exempt under section 4(2) of the Securities Act of 1933 as one not involving any public solicitation or public offering.  These share numbers reflect a subsequent one-for-two reverse stock split effected in February 2008.

                ARC issued 10,000 shares at a price of $4.00 per share to the JK Advisers Hedge Fund, LLC in February 2008. The Adviser to the fund is an affiliate of the Underwriter. ARC also issued 2,500 shares to GFM Electronics, S. A. de C. V., a non- US accredited investor who has business dealings with ARC. No underwriter was involved. These sales transaction is exempt under section 4(2) of the Securities Act of 1933 as one not involving any public solicitation or public offering.

                ARC issued 20,000 shares to William Wilkinson for legal services connected with the acqusition.  The issuance of these shares is exempt under Section 4(2) of the Securities Act of 1933 as one not involving any public offering.

                                                                                                                     II-1

Item 16.  Exhibits and Financial Statement Schedules

Underwriting Agreements

1.1                 Underwriting Agreement(2)

1.2                 Form of Underwriter’s Warrant(2)

                2.1.          Agreement and Plan of Reorganization between the Registrant and ARC International Corp., a California corporation (3)

3.             Certificate of Incorporation and Bylaws

                3.1.          Articles of Incorporation, as amended (1)

                3.3           Bylaws (1)

5.             Opinion as  to legality of securities being registered.(4)

Material Contracts

                10.1 Stock Option Plan.(1)

21.           Subsidiaries of the small business issuer-ARC International Corp., a California corporation, is a wholly owned subsidiary; ARC de Mexico SA is a wholly owned Mexican subsidiary.

23.           Consents of Experts and Counsel

                23.1         Consent of Black Wing Group LLC(2)

                23.2         Consent of law firm included in Exhibit 5 hereto

(1)     Filed with original filing

(2)     Filed herewith

(3)     Incorporated by reference to such exhibit as filed with the Current Report on Form 8-K dated January 4, 2008

(4)     To be filed by amendment

                All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.

                (b) Financial Statement Schedules

                All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

                (1)           Filed herewith.

                                                                                                             II-2

Item 17.        Undertakings.

                      (a)    The undersigned small business issuer hereby undertakes:

                               (1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                                       (i)     Include any prospectus required by Section 10(a)(3) of the Securities Act;

                                       (ii)    Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant toRule 424(b)(Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                                (iii)          Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                                (2)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

                                (3)           File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(5) (ii) For the purpose of determining liability under the Securities Act to any purchaser: Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A ( 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                                                                                                                    II-3

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

                (h)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) The undersigned registrant issuer hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                (6)           The undersigned registrant hereby undertakes that it will:

                                (1)           For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

                                (2)           For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                                                                                                 II-4

                                                                                   SIGNATURES

                In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Industry, State of California on September 12, 2008.

                                                                                                ARC INTERNATIONAL CORPORATION

                                                                                                 By:    /s/ Jay Hooper

                                                                                                           Jay Hooper, Chief Executive Officer

                In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 12, 2008.

By: /s/ Jay Hooper                                                                                Chief Executive Officer and director (principal executive officer)

By: /s/ Kara Yu                                                                                      Chief Financial Officer (principal

Kara Yu                                                                                                  financial and accounting officer)

By: /s/ Rebecca Hooper                                                                       Director

Rebecca Hooper

                                                                                                              II-5